UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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RAMBUS INC.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 29, 2010

To our stockholders:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of Rambus Inc. The Annual Meeting will be held on:

Date:	Thursday, April 29, 2010
Time:	9:00 a.m., local time
Place:	Crowne Plaza Cabana Hotel 4290 El Camino Real Palo Alto, California 94306

The following matters will be voted on at the Annual Meeting:

1. Election of five Class I directors;

2. Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm; and

3. Such other business as may properly come before the Annual Meeting or any adjournment or postponement of the meeting.

We are not aware of any other business to come before the meeting.

These items of business are more fully described in the Proxy Statement which accompanies this Notice of Annual Meeting.

Only stockholders of record as of February 28, 2010, may vote at the Annual Meeting. Whether or not you plan to attend the meeting, please vote at www.proxyvote.com, call 1-800-690-6903 or complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope. Returning the proxy card does NOT deprive you of your right to attend the meeting and to vote your shares in person. The Proxy Statement explains proxy voting and the matters to be voted on in more detail. Please read this Proxy Statement carefully. We look forward to seeing you at the Annual Meeting.

By Order of the Board of Directors

Thomas R. Lavelle Sr. Vice President, General Counsel and Secretary

Los Altos, California
March 18, 2010

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE AT
WWW.PROXYVOTE.COM, CALL 1-800-690-6903, OR COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE

RAMBUS INC.
PROXY STATEMENT
FOR
2010 ANNUAL MEETING OF STOCKHOLDERS

i

RAMBUS INC.
PROXY STATEMENT
FOR
2010 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

The enclosed proxy is solicited on behalf of the Board of Directors of Rambus Inc. (“Rambus” or “we,” “us” or the “Company”) for use at our 2010 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, April 29, 2010 at 9:00 a.m. local time, and at any postponement or adjournment of the meeting. The purposes of the Annual Meeting are described in the accompanying Notice of Annual Meeting of Stockholders.

The Annual Meeting will be held at the Crowne Plaza Cabana Hotel located at 4290 El Camino Real, Palo Alto, California 94306. Our principal executive offices are located at 4440 El Camino Real, Los Altos, California 94022; our telephone number is (650) 947-5000; and our internet address is www.rambus.com.

These proxy solicitation materials and the enclosed Annual Report for the fiscal year ended December 31, 2009, including our Annual Report on Form 10-K for the year ended December 31, 2009 (the “Form 10-K”) were first mailed on or about March 18, 2010, to all stockholders entitled to vote at the meeting.

GENERAL INFORMATION ABOUT THE MEETING

Who May Attend	You may attend the Annual Meeting if you owned your shares, either as a stockholder of record or as a beneficial owner (as described below), as of the close of business on February 28, 2010 (the “Record Date”).

Stockholders of Record

If your shares are registered directly in your name, then you are considered to be the stockholder of record with respect to those shares, and we are sending these proxy materials directly to you. To attend the meeting as a stockholder of record, please bring with you proper identification.

Beneficial Owners

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and your broker or nominee is forwarding these proxy materials to you. Your broker or nominee is considered to be the stockholder of record with respect to those shares. To attend the meeting as a beneficial owner, please bring with you proper identification and a statement from the broker, bank or other nominee holding your shares that confirms your beneficial ownership of the shares as of the Record Date.

Who May Vote	You may vote at the Annual Meeting if you owned your shares, either as a stockholder of record or as a beneficial owner, as of the close of business on the Record Date. As of that date, we had a total of 114,520,982 shares of common stock outstanding, which were held of record by approximately 729 stockholders. As of the Record Date, we had no shares of preferred stock outstanding. You are entitled to one vote for each share of our common stock that you own.

Voting Your Proxy	Stockholders of Record

If you hold your shares in your own name as a holder of record, you may instruct the proxy holders how to vote your common stock by:

• voting via the internet at www.proxyvote.com;

• voting by telephone at 1-800-690-6903, or

• signing, dating and mailing the proxy card in the postage-paid envelope that we have provided.

Even if you vote your shares by proxy, you may also choose to attend the meeting and vote your shares in person. If you provide instructions in your completed proxy card, the proxy holders will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted “FOR” the two proposals to be voted on at the Annual Meeting.

Beneficial Owners

If you are the beneficial owner of shares held in street name, you have the right to direct your broker how to vote. Your broker or nominee has enclosed with these materials or provided voting instructions for you to use in directing the broker or nominee how to vote your shares.

You are invited to attend the meeting and vote your shares in person at the meeting. However, since you are not the stockholder of record, you must obtain and bring with you to the meeting a “legal proxy” from the broker, bank or other nominee holding your shares that confirms your beneficial ownership of the shares and gives you the right to vote your shares at the meeting.

Discretionary Voting Power; Matters to be Presented	We are not aware of any matters to be presented at the Annual Meeting other than those described in this Proxy Statement. If any matters not described in this Proxy Statement are properly presented at the meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the meeting is adjourned or postponed, the proxy holders can vote your shares on the new meeting date as well, unless you have subsequently revoked your proxy.

Changing Your Vote	Stockholders of Record

If you would like to change your vote you can do so in the following ways:

• deliver written notice of your revocation to our corporate Secretary prior to the Annual Meeting;

• deliver a properly executed, later dated proxy prior to the Annual Meeting; or

• attend the Annual Meeting and vote in person.

Please note that your attendance at the meeting in and of itself is not enough to revoke your proxy.

Beneficial Owners

If you instructed a broker or nominee to vote your shares following the directions originally included with these materials or provided to you, you can change your vote only by following your broker or nominee’s directions for doing so. You can only change your vote at the Annual Meeting if you have obtained a “legal proxy” from the broker, bank or other nominee holding your shares that confirms your beneficial ownership of the shares and gives you the right to vote your shares at the meeting.

Cost of this Proxy Solicitation	We will bear the cost of this proxy solicitation. In addition to soliciting proxies by mail, we expect that our directors, officers and employees may solicit proxies in person or by telephone or facsimile. None of these individuals will receive any additional or special compensation for doing this, but they may be reimbursed for reasonable out-of-pocket expenses. We have also hired Morrow & Co., LLC to help us solicit proxies from brokers, bank nominees and other institutional owners. We expect to pay Morrow & Co., LLC a fee of up to approximately $8,000 for its services, and we will reimburse certain out-of-pocket expenses.

Meeting Quorum	The Annual Meeting will be held if a majority of our outstanding shares of common stock entitled to vote at the meeting are represented in person or by proxy.

Our Voting Recommendations	When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the directions of the stockholder. However, if no specific instructions are given, the shares will be voted in accordance with the following recommendations of our Board of Directors:

• “FOR” the election of Sunlin Chou, Ph.D., Bruce Dunlevie, Mark Horowitz, Ph.D., Harold Hughes and Abraham D. Sofaer as Class I directors; and

• “FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

Abstentions, Withheld, and Broker Non-Votes	We treat shares that are voted “WITHHELD” or “ABSTAIN” in person or by proxy as being:

• present for purposes of determining whether or not a quorum is present at the Annual Meeting; and

• entitled to vote on a particular subject matter at the Annual Meeting; therefore a “WITHHELD” or “ABSTAIN” vote is the same as voting against a proposal that has a required, affirmative voting threshold, such as Proposal Two, but will have no effect on Proposal One, the election of our Class I directors, who are elected by a plurality of votes.

If you hold your common stock through a broker, the broker may be prevented from voting shares held in your brokerage account on some proposals (a “broker non-vote”) unless you have given the broker voting instructions. In particular, starting this year, if you hold your common stock through a broker, it is critical that you cast your vote if you want it to count in Proposal One, the election of our Class I directors. In the past, if you held your common stock through a broker and you did not indicate how you wanted your shares voted in the election of directors, your broker was allowed to vote those shares on your behalf in the election of directors as the broker felt appropriate. Recent changes in regulation were made to take away the ability of your broker to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your common stock through a broker and you do not instruct your broker how to vote on Proposal One, it will be considered a broker non-vote and no votes will be cast on your behalf.

Shares that are subject to a broker non-vote are counted for purposes of determining whether a quorum exists but do not count for or against any particular proposal.

Your broker will continue to have discretion to vote any uninstructed shares on Proposal Two, the Ratification of the Appointment of the Company’s Independent Registered Public Accounting Firm.

If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

Deadline for Receipt of Stockholder Proposals	Stockholders may present proposals for action at a future annual meeting only if they comply with the requirements of the proxy rules established by the Securities and Exchange Commission (“SEC”). Stockholder proposals, including nominations for the election of directors, which are intended to be presented by such stockholders at our 2011 Annual Meeting of Stockholders must be received by us no later than November 18, 2010 to be considered for inclusion in the proxy statement and proxy card relating to that meeting.

In addition to the SEC rules and regulations, our bylaws establish an advance notice procedure for proposals that a stockholder does not want to have included in our proxy statement relating to a meeting. Generally for these proposals, including the nomination of a person for director, a stockholder must provide written notice to our corporate Secretary at least 90 days in advance of the meeting; provided that in the event that less than 100 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

Moreover, your notice must contain specific information concerning the matters to be brought before the meeting. We urge you to read our bylaws in full in order to fully understand the requirements of bringing a proposal or nomination.

A copy of the full text of the bylaw provision relating to our advance notice procedure may be obtained by writing to our corporate Secretary or by accessing a copy of our bylaws, which are publicly available at http://www.sec.gov. All notices of proposals by stockholders, whether or not included in proxy materials, should be sent to Rambus Inc., 4440 El Camino Real, Los Altos, CA 94022, Attention: Secretary.

Communication With the Board of Directors	Our Board of Directors may be contacted by writing to them via regular mail at Board of Directors, Rambus Inc., 4440 El Camino Real, Los Altos, CA 94022. If you wish to contact our Board of Directors or any member of the Audit Committee to report questionable accounting or auditing matters you may do so anonymously by using this mailing address and designating the communication as “confidential.”

Our process for handling communications to our Board of Directors is as follows:

Any stockholder communications that our Board of Directors receives will first go to our Secretary/General Counsel, who will log the date of receipt of the communication as well as (for non-confidential communications) the identity of the correspondent in our stockholder communications log.

Unless the communication is marked “confidential,” our Secretary/General Counsel will review, summarize and, if appropriate, draft a response to the communication in a timely manner. The summary and response will be in the form of a memo, which will become part of the stockholder communications log that our Secretary/General Counsel maintains with respect to all stockholder communications.

Our Secretary/General Counsel will then forward the original stockholder communication along with the memo to the member(s) of our Board of Directors (or committee chair if the communication is addressed to a committee) for review.

Any stockholder communication marked “confidential” will be logged by our Secretary/General Counsel as “received” but will not be reviewed, opened or otherwise held by our Secretary/General Counsel. Such confidential correspondence will be immediately forwarded to the addressee(s) without a memo or any other comment by our Secretary/General Counsel.

Annual Meeting Attendance	Members of our Board of Directors are invited but not required to attend the Annual Meeting of Stockholders. The 2009 Annual Meeting of Stockholders was attended by the following members of our Board of Directors: Messrs. Chou, Dunlevie, Farmwald, Hughes, Shrigley and Sofaer, and Ms. Herscher.

“Householding” of Proxy Materials	The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy. If your proxy statement is being householded and you would like to receive separate copies, or if you are receiving multiple copies and would like to receive a single copy, please contact Investor Relations at Rambus Inc., 4440 El Camino Real, Los Altos, California 94022, Attention: Secretary, or ir@rambus.com, or place a collect call to the Company, at (650) 947-5000, and direct the call to the Investor Relations Department.

Delivery of Proxy Materials	To receive current and future proxy materials, such as annual reports, proxy statements and proxy cards, in either paper or electronic form, please contact Investor Relations at ir@rambus.com or http://investor.rambus.com, or place a collect call to the Company, at (650) 947-5000, and direct the call to the Investor Relations Department.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 29, 2010

The Notice and Proxy Statement, Annual Report to Shareholders and 10-K Combo document are available at www.proxyvote.com.

PROPOSAL ONE:
ELECTION OF DIRECTORS

Our Board of Directors is currently composed of ten members who are divided into two classes with overlapping two-year terms. We currently have five Class I directors and five Class II directors. At each annual meeting of stockholders, a class of directors is elected for a term of two years to succeed those directors whose terms expire on the annual meeting date. A director serves in office until his or her respective successor is duly elected and qualified or until his or her death or resignation. Any additional directorships resulting from an increase in the number of directors will be distributed among the two classes so that, as nearly as possible, each class will consist of an equal number of directors. Any vacancy occurring mid-term will be filled by a person selected by a majority of the other current members of the Board of Directors. There is no family relationship between any of our directors.

Nominees	Five Class I directors are to be elected at the Annual Meeting for a two-year term ending in 2012. Based upon the recommendation of our Corporate Governance/Nominating Committee, our Board has nominated: Sunlin Chou, Ph.D., Bruce Dunlevie, Mark Horowitz, Ph.D., Harold Hughes and Abraham D. Sofaer for election as Class I directors.

If any of Sunlin Chou, Ph.D., Bruce Dunlevie, Mark Horowitz, Ph.D., Harold Hughes or Abraham D. Sofaer is unable or declines to serve as a director at the time of the Annual Meeting, proxies will be voted for a substitute nominee or nominees designated by the Board of Directors.

Vote Required	Directors are elected by a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. This means that the five nominees who receive the greatest number of votes will be elected. There are no cumulative voting rights in the election of directors. Stockholders as of the record date may vote their shares for some, all or none of the Class I nominees.

Information About Nominees and Other Directors	The members of our Board of Directors have deep executive and board leadership experience derived from their respective tenures as executives and directors of technology companies of various sizes. The following table contains information regarding the Class I nominees and other directors as of February 26, 2010. This information includes the specific experience, qualifications, attributes and skills that led to the Board of Directors’ conclusion that the person should serve as a director, in light of our business and structure.

Nominees for Class I Directors

Name	Age	Principal Occupation and Business Experience

Sunlin Chou, Ph.D.	63	Dr. Chou was appointed to the Board of Directors in March 2006. Dr. Chou served for 34 years at Intel Corporation, before retiring in 2005 as a senior vice president. He was co-general manager of the Technology and Manufacturing Group from 1998 to 2005. Dr. Chou holds a B.S., M.S. and E.E. in Electrical Engineering from Massachusetts Institute of Technology and received a Ph.D. in Electrical Engineering from Stanford University. Dr. Chou serves on the board of several non-profit institutions.

Name	Age	Principal Occupation and Business Experience

		During his career, Dr. Chou organized and led research and development teams to innovate rapidly and continuously in order to maintain technological leadership. Dr. Chou’s understanding of the technical, organizational and strategic business aspects of the semiconductor integrated circuit industry led the Board of Directors to conclude that he should serve as a director.
Bruce Dunlevie	53	Mr. Dunlevie has served as a director since our founding in March 1990. He has been a general partner of the venture capital firm Benchmark Capital since May 1995, and was a general partner of the venture capital firm Merrill, Pickard, Anderson & Eyre between 1989 and 2000. He holds a B.A. in History and English from Rice University and an M.B.A. from Stanford University. In the past five years, Mr. Dunlevie has served on the board of Palm, Inc. and various private companies.
		Mr. Dunlevie’s twenty-year long tenure on our Board of Directors and his years of venture capital industry experience led the Board of Directors to conclude that he should serve as a director.
Mark Horowitz, Ph.D.	52	Dr. Horowitz has served as a director since our founding in March 1990 and has served as chief scientist since May 2005. Dr. Horowitz also served as a vice president from March 1990 to May 1994. Dr. Horowitz has taught at Stanford University since 1984 where he is currently a professor of Electrical Engineering and Computer Science. He holds B.S. and M.S. degrees in Electrical Engineering from the Massachusetts Institute of Technology and received his Ph.D. in Electrical Engineering from Stanford University.
		Dr. Horowitz’s status as one of our founders and an inventor of the Farmwald/Horowitz patents, his twenty-year long tenure on our Board of Directors, his deep roots in academia and his deep technical expertise led the Board of Directors to conclude that he should serve as a director.

Name	Age	Principal Occupation and Business Experience

Harold Hughes	64	Mr. Hughes has served as our chief executive officer and president since January 2005 and as a director since June 2003. He served as a United States Army Officer from 1969 to 1972 before starting his private sector career at Intel Corporation. Mr. Hughes held a variety of positions within Intel Corporation from 1974 to 1997, including treasurer, vice president of Intel Capital, chief financial officer, and vice president of Planning and Logistics. Following his tenure at Intel, Mr. Hughes was the chairman and chief executive officer of Pandesic, LLC. He holds a B.A. from the University of Wisconsin and an M.B.A. from the University of Michigan. In the past five years, he has served as a director of Berkeley Technology, Ltd., Xilinx, Inc., Remec, Inc. and a private company.
		Mr. Hughes’ five-year tenure as our Chief Executive Officer, his prior leadership experience at Intel Corporation and his ability to provide deep and valuable operational and strategic insight to the Board of Directors led the Board of Directors to conclude that he should serve as a director.
Abraham D. Sofaer	71	Mr. Sofaer has served as a director since May 2005. He has been the George P. Shultz Distinguished Scholar and Senior Fellow at the Hoover Institution at Stanford University since 1994. Mr. Sofaer has a long and distinguished career in the legal profession. Prior to assuming his current roles, he served in private practice as a partner at Hughes, Hubbard & Reed in Washington, D.C. and as the chief legal adviser to the U.S. Department of State. From 1979 to 1985, Mr. Sofaer served as a U.S. District Judge for the Southern District of New York. He was a professor at the Columbia University School of Law from 1969 to 1979, and from 1967 to 1969 was an Assistant U.S. Attorney in the Southern District of New York. Mr. Sofaer graduated magna cum laude with a B.A. in History from Yeshiva College and received his law degree from the New York University School of Law where he was editor-in-chief of the NYU Law Review. He clerked for Hon. J. Skelly Wright on the U.S. Court of Appeals for the District of Columbia Circuit, and for Justice William J. Brennan, Jr. on the U.S. Supreme Court. In the past five years, Mr. Sofaer has served as a director of NTI, Inc., Gen-Probe, Inc. and several private companies and non-profit institutions.

Name	Age	Principal Occupation and Business Experience

Mr. Sofaer’s extensive and varied experience in legal affairs allows him to assist us with the complex legal challenges we face and led the Board of Directors to conclude that he should serve as a director. He has brought a unique legal and strategic perspective to us and rendered specific contributions by serving on the Special Litigation Committee that helped us deal with the options backdating matter, and by leading the settlement negotiation of the shareholder action stemming from the same affair. Until the appointment of our present General Counsel, he served as the Chair of the Committee on Legal Affairs, which helped formulate policy and strategy in defense of legal challenges. In addition, his experience in government and public policy has enabled him to serve as a valuable member of our Audit Committee and Corporate Governance/Nominating Committee.

Incumbent Class II Directors Whose Terms Expire in 2011

Name	Age	Principal Occupation and Business Experience

J. Thomas Bentley	60	Mr. Bentley has served as a director since March 2005. He served as a managing director at SVB Alliant (formerly Alliant Partners), a mergers and acquisitions firm, since he co-founded the firm in 1990 until October 2005. Mr. Bentley holds a B.A. in Economics from Vanderbilt University and an M.S. in Management from the Massachusetts Institute of Technology. Mr. Bentley currently serves on the board of Nanometrics, Inc.
		Mr. Bentley’s financial expertise and years of business and leadership experience, including fifteen years as a co-founder of a financial advisory firm, allow him to provide strategic guidance to us and led the Board of Directors to conclude that he should serve as a director. In addition, our Board of Directors’ determination that Mr. Bentley is the Audit Committee “financial expert” lends further support to his financial acumen and qualifications for serving on our Board of Directors.

Name	Age	Principal Occupation and Business Experience

P. Michael Farmwald, Ph.D.	55	Dr. Farmwald has served as a director since our founding in March 1990 and has served as senior technical advisor since October 2006. In addition, he served as vice president and chief scientist from March 1990 to November 1993. Dr. Farmwald founded Skymoon Ventures, a venture capital firm, in 2000. In addition, Dr. Farmwald has co-founded other semiconductor companies, including Matrix Semiconductor, Inc. in 1997. Dr. Farmwald holds a B.S. in Mathematics from Purdue University and a Ph.D. in Computer Science from Stanford University.
		Dr. Farmwald’s status as one of our founders and an inventor of the Farmwald/Horowitz patents, his twenty-year long tenure on our Board of Directors and his deep technical expertise led the Board of Directors to conclude that he should serve as a director.
Penelope A. Herscher	49	Ms. Herscher has served as a director since July 2006. She currently holds the position of president and chief executive officer of FirstRain, Inc., a custom-configured, on-demand intelligence services firm, which she joined in 2005. Ms. Herscher previously held the position of executive vice president and chief marketing officer at Cadence Design Systems from 2002 to 2003, and executive vice president and general manager, Design and Verification Business during the second half of 2003. From 1996 to 2002, Ms. Herscher was president and chief executive officer of Simplex Solutions, which was acquired by Cadence in 2002. Before Simplex, she was an executive at Synopsys for eight years and started her career as an R&D engineer with Texas Instruments. She holds a B.A. with honors in Mathematics from Cambridge University in England. Ms. Herscher serves on the boards of FirstRain, JDS Uniphase, Inc. and several non-profit institutions.
		Ms. Herscher’s experience as chief executive officer of technology companies, the successful sale of a company under her leadership to a larger technology company and her years of business and leadership experience led the Board of Directors to conclude that she should serve as a director.

Name	Age	Principal Occupation and Business Experience

David Shrigley	61	Mr. Shrigley has served as a director since October 2006. Until the end of December 2008, Mr. Shrigley was a member of the board of Wolfson Microelectronics plc, a supplier of mixed-signal chips for the digital market from November 2006, and was its chief executive officer from March 2007 and was based on Edinburgh, Scotland. He served as a general partner at Sevin Rosen Funds, a venture capital firm, from 1999 to 2005. Prior to that, Mr. Shrigley held the position of executive vice president, Marketing, Sales and Service at Bay Networks. Mr. Shrigley served in various executive positions at Intel, including vice president and general manager of Asia Pacific sales and marketing operations based in Hong Kong, and vice president and general manager, corporate marketing. Mr. Shrigley holds a B.S. from Franklin University. In the past five years, Mr. Shrigley has served on the boards of SPI Lasers plc and Wolfson Microelectronics plc.
		Mr. Shrigley’s experience as a director and executive officer of high technology companies, his experience in the venture capital industry and his years of international business and leadership experience led the Board of Directors to conclude that he should serve as a director.
Eric Stang	50	Mr. Stang has served as a director since July 2008. Mr. Stang currently serves as a director, president and chief executive officer of Ooma, Inc., a provider of broadband telephony products, a position he has held since January 2009. Prior to joining Ooma, Mr. Stang served as a director, chief executive officer and president of Reliant Technologies, Inc., a developer of medical technology solutions for aesthetic applications, from 2006 to 2008. Mr. Stang previously served as chief executive officer and president of Lexar Media, Inc., a provider of solid state memory products from 2001 to 2006 and Chairman from 2004 to 2006. Mr. Stang received his A.B. from Stanford University and M.B.A. from the Harvard Business School. Mr. Stang also serves on the boards of Solta Medical and several private companies.
		Mr. Stang’s experience as chief executive officer of high technology companies, his prior experience in the memory products market and his years of business and leadership experience led the Board of Directors to conclude that he should serve as a director.

Board of Directors Meetings and Committees	Our Board of Directors held a total of 11 meetings during 2009. During 2009, each member of our Board of Directors attended 75% or more of the meetings of the Board of Directors and of the committees, if any, of which she or he was a member.

Director Independence	Our Board of Directors has determined that each of the following directors, constituting a majority of our Board of Directors, has no material relationship with us (either directly as a partner, stockholder or officer of an organization that has a relationship with us) and is “independent” as defined under Nasdaq Rule 5605 and the applicable rules promulgated by the SEC: J. Thomas Bentley, Eric Stang, Sunlin Chou, David Shrigley, Bruce Dunlevie, Abraham D. Sofaer and Penelope A. Herscher.

Each of the committees of our Board of Directors is composed of independent directors as follows:

Audit Committee: J. Thomas Bentley (Chair)
Abraham D. Sofaer
Eric Stang

Compensation Committee: Penelope A. Herscher (Chair)
David Shrigley
Eric Stang

Corporate Governance/
Nominating Committee: Sunlin Chou (Chair)
David Shrigley
Abraham D. Sofaer

Director Qualifications	Except as may be required by rules promulgated by Nasdaq or the SEC, there are currently no specific, minimum qualifications that must be met by each candidate for our Board of Directors, nor are there any specific qualities or skills that are necessary for one or more of the members of our Board of Directors to possess. The Corporate Governance/Nominating Committee considers a number of factors in its assessment of the appropriate skills and characteristics of members of the Board of Directors, as well as the composition of the Board of Directors as a whole. These factors include the members’ qualification as independent, as well as consideration of judgment, character, integrity, diversity, skills, and experience in such areas as operations, technology, finance, and the general needs of the Board of Directors and such other factors as the Corporate Governance/Nominating Committee may consider appropriate. The Corporate Governance/Nominating Committee does not have a formal policy with respect to diversity. However, the Board of Directors and the Corporate Governance/Nominating Committee believe that it is essential that the members of the Board of Directors represent diverse viewpoints. In considering candidates for the Board of Directors, the Board of Directors and the Corporate Governance/Nominating Committee consider the entirety of each candidate’s credentials in the context of the factors mentioned above.

Corporate Governance Principles	We are committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our stockholders well and maintaining our integrity in the marketplace. We have adopted a code of business conduct and ethics for directors, officers, and employees known as the Code of Business Conduct and Ethics, which is available on our website at http://investor.rambus.com/documentdisplay.cfm?DocumentID=5115.

Section 16(a) Beneficial Ownership Reporting Compliance	Section 16(a) of the Securities Exchange Act requires our executive officers, directors and ten percent stockholders to file reports of ownership and changes in ownership with the SEC. The same persons are required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of these forms, we believe that during fiscal 2009 all of our executive officers, directors and ten percent stockholders complied with the applicable filing requirements.

Executive Sessions of the Independent Directors	It is the policy of the Board of Directors to have executive sessions of the independent directors at which only independent directors are present, typically in conjunction with the regularly scheduled meetings of the Board of Directors.

Committees of the Board of Directors	During 2009, our Board of Directors had three standing committees:

• an Audit Committee,

• a Compensation Committee and

• a Corporate Governance/Nominating Committee.

The following describes each committee, its function, its membership, and the number of meetings held during 2009.

Each of the committees operates under a written charter adopted by our Board of Directors. All of the current committee charters are available on our website at http://investor.rambus.com/documents.cfm.

Audit Committee	Currently, the Audit Committee is composed of J. Thomas Bentley, Abraham D. Sofaer and Eric Stang, with Mr. Bentley serving as Chair. The Audit Committee oversees our corporate accounting and financial reporting processes and internal control over financial reporting, as well as our internal and external audits. The Audit Committee held 9 meetings during 2009. Its duties include:

• Reviewing our accounting and financial reporting processes and internal control over financial reporting;

• Providing oversight and review at least annually of our risk management policies, including our investment policy;

• Retaining the independent auditors, approving their fees, and providing oversight of communication with them;

• Reviewing the plans, findings and performance of our internal auditors;

• Reviewing our annual and quarterly financial statements and related disclosure documents; and

• Overseeing special investigations into financial and other matters, as necessary.

Our Board of Directors has determined that Mr. Bentley is the Audit Committee “financial expert” and that Mr. Bentley, together with each of Messrs. Sofaer and Stang, has no material relationship with us (either directly as a partner, stockholder or officer of an organization that has a relationship with us) and is an “independent director” as defined under Nasdaq Rule 5605 and the applicable rules promulgated by the SEC.

The Audit Committee’s role is detailed in the Audit Committee Charter and is available on our website at http://investor.rambus.com/documentdisplay.cfm?DocumentID=5108.

Compensation Committee	Currently, the Compensation Committee is composed of Penelope A. Herscher, David Shrigley and Eric Stang, with Ms. Herscher serving as Chair. All members of the Compensation Committee are non-employee, outside directors. The Compensation Committee reviews and determines all forms of compensation to be provided to our executive officers and directors of Rambus, including base compensation, bonuses, and stock compensation. The Compensation Committee held 12 meetings during 2009. Its duties include:

• Annually review and approve the CEO and other executive officers’ compensation in the context of their performance, which includes reviewing and approving their annual base salary, annual incentive bonus, including the specific goals, targets, and amounts, equity compensation, employment agreements, severance arrangements, and change in control agreements/provisions, and any other benefits, compensation or arrangements;

• Administer our stock option and equity incentive plans pursuant to the terms of such plans and the authority delegated by our Board of Directors. In its administration of the plans, the Compensation Committee may grant stock options, stock appreciation rights, restricted stock, restricted stock units or other equity compensation to individuals eligible for such grants and amend such awards following their grant;

• Adopt, amend and oversee the administration of our significant employee benefits programs;

• Review external surveys to establish appropriate ranges of compensation; and

• Retain and terminate any compensation consultant to assist in the evaluation of CEO or executive officer or director compensation, and approve the consultant’s fees and other terms of service, as well as obtain advice and assistance from internal or external legal, accounting or other advisors.

A detailed description of the processes and procedures of the Compensation Committee for considering and determining executive and director compensation is provided in the “Executive Compensation” section of this proxy statement.

The Compensation Committee’s role is detailed in the Compensation Committee Charter, which is available on our website at http://investor.rambus.com/documentdisplay.cfm?DocumentID=5109.

Compensation Committee Interlocks and Insider Participation	During fiscal year 2009, no interlocking relationship existed between any member of our Compensation Committee and any member of any other company’s board of directors or compensation committee, nor has any such interlocking relationship existed in the past. During fiscal year 2009, no member of the Compensation Committee was, or was formerly, an officer or an employee of our Company.

Corporate Governance/Nominating Committee	Currently, the Corporate Governance/Nominating Committee is composed of Sunlin Chou, David Shrigley and Abraham D. Sofaer, with Dr. Chou serving as Chair. The Corporate Governance/Nominating Committee held 4 meetings during 2009.

The Corporate Governance/Nominating Committee recommends and approves Rambus’ Corporate Governance Guidelines. Its duties include:

• Evaluating and making recommendations to the Board of Directors concerning the appointment of directors to committees of the Board of Directors and the selection of committee chairs;

• Identifying best practices and recommending corporate governance principles;

• Overseeing the evaluation of the Board of Directors; and

• Proposing the slate of nominees for election to the Board of Directors.

The Corporate Governance/Nominating Committee’s role is detailed in the Corporate Governance/Nominating Committee Charter which is available on our website at
http://investor.rambus.com/documentdisplay.cfm?DocumentID=5110.

Identifying and Evaluating Nominees For Directors	The Corporate Governance/Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director, including as discussed in the “Director Qualifications” section of this proxy statement. In the event that vacancies on the Board of Directors are anticipated, or otherwise arise, the committee will consider various potential candidates for director. Candidates may come to the attention of the committee through current members of the Board of Directors, professional search firms, stockholders or other persons. The Corporate Governance/Nominating Committee has from time to time retained third parties to whom a fee is paid to assist it in identifying or evaluating potential nominees.

Consideration of Stockholder Nominees to the Board	It is the policy of the Corporate Governance/Nominating Committee to consider nominees recommended by stockholders for election to our Board of Directors. Stockholder recommendations for candidates to our Board of Directors must be directed in writing to Rambus Inc., 4440 El Camino Real, Los Altos, CA 94022 Attention: Secretary, and must include: the candidate’s name, age, business address and residence address; the candidate’s principal occupation or employment; the number of shares of the company which are beneficially owned by such candidate; a description of all arrangements or understandings between the stockholder making such nomination and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder; detailed biographical data and qualifications; information regarding any relationships between the candidate and the Company within the last three years; any other information relating to such nominee that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended. A stockholder’s recommendation to the Secretary must also set forth: the name and address, as they appear on the Company’s books, of the stockholder making such recommendation; the class and number of shares of the Company which are beneficially owned by the stockholder and the date such shares were acquired by the stockholder; any material interest of the stockholder in such nomination; any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, in his capacity as a proponent to a stockholder proposal; and a statement from the recommending stockholder in support of the candidate, references for the candidate, and an indication of the candidate’s willingness to serve, if elected.

Board Leadership Structure and Role in Risk Oversight	Our Charter for the Chairperson of the Board requires that the Chairperson not be the Chief Executive Officer of the Company. In addition, while the Chairperson works closely with the CEO and other members of our management, the Chairperson is not part of management and does not have an operating or external role or responsibility. The Board of Directors considers it useful and appropriate to designate a Chairperson to act as the presiding director at Board of Directors meetings, to call and organize such meetings and manage the agenda thereof, and to manage the affairs of the Board of Directors, including ensuring that the Board of Directors is organized properly, functions effectively, and meets its obligations and responsibilities. The Chairperson also acts as the principal contact for the CEO and other members of the Board of Directors and management, as appropriate, for matters requiring the attention of the full Board of Directors. We believe that this leadership structure is appropriate given the attention, time, effort, and energy that the CEO is required to dedicate to his position in the current business environment, and the high level of commitment required to serve as our Chairperson.

The Board of Directors plays an integral role in our risk oversight processes. The Board of Directors meets regularly to receive reports from its committees, as well as from management with respect to areas of material risk to the Company, including legal, operational, financial and strategic risks. In addition, the Audit Committee oversees and reviews at least annually our risk management policies, including our investment policies.

Transactions with Related Persons	None.

Review, Approval or Ratification of Transactions with Related Persons	Our directors and executive officers are subject to our Code of Business Conduct and Ethics, and our directors are guided in their duties by our Corporate Governance Guidelines. Our Code of Business Conduct and Ethics requires that our directors and executive officers avoid situations where a conflict of interest might occur or appear to occur. In general, our directors and executive officers should not have a pecuniary interest in transactions involving us or a customer, licensee, or supplier of us, unless such interest is solely a result of routine investments made by the individual in publicly traded companies.

In the event that a director or executive officer is going to enter into a related party transaction with a relative or significant other, or with a business in which a relative or significant other is associated in any significant role, the director or executive officer must fully disclose the nature of the related party transaction to our chief financial officer. For directors and executive officers, such related party transaction then must be reviewed and approved in writing in advance by the Audit Committee. For other conflicts of interest that may arise, the Code of Business Conduct and Ethics advises our directors and executive officers to consult with our General Counsel.

In addition, on an annual basis and upon any new appointment of a director and executive officer, each is required to complete a Director and Officer Questionnaire, which requires disclosure of any related-party transactions pertaining to the director or executive officer. Our Board of Directors will consider such information in its determinations of independence with respect to our directors under Nasdaq Rule 5605 and the applicable rules promulgated by the SEC.

Our Board recommends that you vote “FOR” the election to the Board of Directors of each of the nominees proposed above.

PROPOSAL TWO:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to Rambus to audit our consolidated financial statements for the fiscal year ending December 31, 2010.

Although ratification by stockholders is not required by law, the Audit Committee has conditioned its appointment of the independent registered public accounting firm upon the receipt of the affirmative vote of a majority of the votes duly cast at the Annual Meeting.

Notwithstanding its selection, the Audit Committee, in its discretion, may hire a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of Rambus and its stockholders.

Our History with PricewaterhouseCoopers	PricewaterhouseCoopers LLP (or its predecessor, Coopers & Lybrand L.L.P.) has audited our financial statements since 1991. Representatives of PricewaterhouseCoopers LLP may be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

Principal Accountant Fees and Services	The aggregate fees billed for professional accounting services by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2009, and December 31, 2008 are as follows:

	Fiscal	Fiscal
	Year Ended	Year Ended
	December 31,	December 31,
	2009	2008

Audit Fees(1)	$1,120,821	$1,821,607
Audit-Related Fees(2)	$57,100	$—
Tax Fees(3)	$27,386	$4,767
All Other Fees(4)	$3,000	$9,750

Total Fees	$1,208,307	$1,836,124

(1)	Audit Fees consist of fees for PricewaterhouseCoopers LLP’s professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports. Fees relating to professional services rendered for the audits of management’s assessment of the effectiveness of internal controls over financial reporting in fiscal 2009 and the effectiveness of internal control over financial reporting in fiscal 2009 and 2008 are included under “Audit Fees.” Fees also include professional services related to the debt offering and related registration statement during 2009.

(2)	Audit-Related Fees consist of fees related to consultations concerning financial accounting and reporting standards related to revenue and acquisitions.

(3)	Tax Fees primarily relate to statutory tax compliance and technical tax advice in both years presented.

(4)	All Other Fees consist of fees for products and services other than the services described above. During fiscal 2009 and fiscal 2008, these fees related to a license to PricewaterhouseCoopers LLP’s online accounting and auditing research tool and disclosure checklist.

Policy on Audit Committee Pre-Approval of Audit and the Permissible Non-Audit Services of Independent Registered Public Accounting Firm	The Audit Committee’s policy is to pre-approve 100% of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Independence of PricewaterhouseCoopers LLP	The Audit Committee has determined that the accounting advice and tax services provided by PricewaterhouseCoopers LLP are compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Vote Required	The affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting will be required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

The Board recommends that you vote “FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2009 with respect to the shares of our Common Stock that may be issued under our existing equity compensation plans.

	A	B	C
Number of
Securities
Remaining
Available for
Future
	Number of		Issuance under
	Securities to be	Weighted-	Equity
	Issued upon	Average	Compensation
	Exercise of	Exercise Price of	Plans
	Outstanding Awards,	Outstanding Awards,	(Excluding
	Options,	Options,	Securities
	Warrants and	Warrants and	Reflected in
Plan Category	Rights	Rights	Column A)

Equity Compensation Plans Approved by Security Holders(1)	8,895,316	$19.25	8,309,250
Equity Compensation Plans Not Approved by Security Holders(2)	2,215,685	$29.39	—
Total	11,111,001	$21.27	8,309,250

(1)	Data reflects our 1997 Stock Plan (the “1997 Plan”), 2006 Equity Incentive Plan (the “2006 Plan”), and 2006 Employee Stock Purchase Plan (the “2006 Purchase Plan”).

Our 2006 Plan was approved by our stockholders at our 2006 annual meeting, and an increase to the 2006 Plan was approved at our 2009 annual meeting. Under the 2006 Plan as approved, a total of 14,900,000 shares of our Common Stock were reserved for issuance. The 2006 Purchase Plan was approved by our stockholders at our 2006 annual meeting. Under the 2006 Purchase Plan as approved, a total of 1,600,000 shares of our Common Stock were reserved for purchase.

As a result of the stockholder approval of our 2006 Plan, we terminated the 1997 Plan so that, as of the date of termination, no further awards have been or will be made thereunder, but the plan will continue to govern outstanding awards granted under that plan.

(2)	Data reflects our 1999 Nonstatutory Stock Option Plan described below.

1999 Nonstatutory Stock Option Plan

The 1999 Nonstatutory Stock Option Plan is our only equity compensation plan that was not approved by our stockholders. As a result of the stockholder approval of our 2006 Equity Incentive Plan, we terminated the 1999 Nonstatutory Stock Option Plan so that, as of the date of termination, no further awards have been or will be made thereunder, but the plan will continue to govern outstanding awards granted under that plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Under the proxy rules of the SEC, a person who directly or indirectly has or shares voting power or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the voting of shares, and investment power is the power to dispose of or direct the disposition of shares. Shares as to which voting power or investment power may be acquired within 60 days are also considered as beneficially owned under the proxy rules.

The following table sets forth certain information as of February 26, 2010, regarding beneficial ownership of our Common Stock by: (i) each person who is known to us to own beneficially more than five percent (5%) of our Common Stock; (ii) each of our current directors; (iii) each of the named executive officers in the Summary Compensation Table of this annual report; and (iv) the total for our current directors and current executive officers as a group. The information on beneficial ownership in the table and the footnotes is based upon our records and the most recent Schedule 13D or 13G filed by each such person or entity and information supplied to us by such person or entity. Unless otherwise indicated, each person has sole voting power and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares subject to options which are exercisable within 60 days of February 26, 2010 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person, but are not deemed to be outstanding and to be beneficially owned for the purpose of computing the percentage ownership of any other person.

	Number of		Percentage of
	Shares	Options	Shares
	Beneficially	Exercisable	Beneficially
Name or Group of Beneficial Owners	Owned	in 60 Days	Owned(1)

PRIMECAP Management Company(2)	12,114,873		10.6%
255 South Lake Ave., #400 Pasadena, CA 91101
FMR LLC(3)	10,895,100		9.5%
82 Devonshire Street Boston, MA 02109
Samsung Electronics Co., Ltd(4)	9,576,250		8.4%
1320-10 Samsung Electronics Building Seocho-Ku, Seocho2-Dong Seoul 137-857 Korea
Harold Hughes	836,755	737,042	*
Satish Rishi(5)	357,695	266,089	*
Thomas Lavelle	183,607	156,756	*
Sharon E. Holt	387,829	373,172	*
Martin Scott	169,311	152,423	*
			*
J. Thomas Bentley(6)	102,383	82,917	*
Sunlin Chou(7)	82,383	70,000	*
Bruce Dunlevie(8)	707,875	150,000	*
P. Michael Farmwald(9)	2,430,619	90,000	2.1%
Penelope A. Herscher(10)	54,383	50,000	*
Mark A. Horowitz(11)	1,149,990	91,028	1.0%
David Shrigley	59,883	47,500	*
Abraham Sofaer	90,921	70,000	*
Eric Stang(12)	29,883	17,500	*
All current directors and executive officers as a group (17 persons)	7,992,082	3,612,732	7.0%
Shares Outstanding as of February 26, 2010			114,520,982

*	(Less than 1%)

(1)	Percentage of shares beneficially owned is based on 114,520,982 shares outstanding as of February 26, 2010.

(2)	As reported on Schedule 13G/A on February 11, 2010.

(3)	As reported on Schedule 13G/A on February 16, 2010. The Schedule 13G/A was filed jointly on behalf of FMR LLC, Edward C. Johnson 3d, Fidelity Management & Research Company and Fidelity Growth Company Fund in connection with the beneficial ownership of the Common Stock.

(4)	As reported on Schedule 13G on January 19, 2010

(5)	Includes 1,400 shares held in custodial accounts for which Mr. Rishi serves as custodian.

(6)	Includes 12,383 shares held in trust for which Mr. Bentley serves as a trustee.

(7)	Includes 12,383 shares held in trust for which Dr. Chou serves as a trustee.

(8)	Includes 557,875 shares held in trust for which Mr. Dunlevie serves as a trustee.

(9)	Includes 2,204,327 shares pledged as collateral on a margin account with a brokerage firm.

(10)	Includes 4,383 shares held in trust for which Ms. Herscher serves as a trustee.

(11)	Includes 67,239 shares held in trust for which Dr. Horowitz serves as a trustee.

(12)	Includes 12,383 shares held in trust for which Mr. Stang serves as a trustee.

EXECUTIVE OFFICERS OF THE COMPANY

Information regarding our executive officers and their ages and positions as of February 26, 2010, is contained in the table below. Our executive officers are appointed by, and serve at the discretion of, our Board of Directors. There is no family relationship between any of our executive officers.

Kevin S. Donnelly	48	Senior Vice President, IP Strategy. Mr. Donnelly joined us in 1993. Mr. Donnelly has served in his current position since November 2008. From March 2006 to November 2008, Mr. Donnelly served as our Senior Vice President, Engineering. From February 2005 to March 2006, Mr. Donnelly served as co-vice president of Engineering. From October 2002 to February 2005 he served as vice president, Logic Interface Division. Mr. Donnelly held various engineering and management positions before becoming vice president, Logic Interface Division in October 2002. Before joining us, Mr. Donnelly held engineering positions at National Semiconductor, Sipex, and Memorex, over an eight year period. He holds a B.S. in Electrical Engineering and Computer Sciences from the University of California, Berkeley, and an M.S. in Electrical Engineering from San Jose State University.
Sharon E. Holt	45	Senior Vice President, Licensing and Marketing. Ms. Holt has served as our senior vice president, Licensing and Marketing (formerly titled Senior Vice President, Worldwide Sales, Licensing and Marketing) since joining us in August 2004. From November 1999 to July 2004, Ms. Holt held various positions at Agilent Technologies, Inc., an electronics instruments and controls company, most recently as vice president and general manager, Americas Field Operations, Semiconductor Products Group. Prior to Agilent Technologies, Inc., Ms. Holt held various engineering, marketing, and sales management positions at Hewlett-Packard Company, a hardware manufacturer. Ms. Holt holds a B.S. in Electrical Engineering, with a minor in Mathematics, from the Virginia Polytechnic Institute and State University.
Harold Hughes	64	Chief Executive Officer and President. Mr. Hughes has served as our chief executive officer and president since January 2005 and as a director since June 2003. He served as a United States Army Officer from 1969 to 1972 before starting his private sector career with Intel Corporation. Mr. Hughes held a variety of positions within Intel Corporation from 1974 to 1997, including treasurer, vice president of Intel Capital, chief financial officer, and vice president of Planning and Logistics. Following his tenure at Intel, Mr. Hughes was the chairman and chief executive officer of Pandesic, LLC. He holds a B.A. from the University of Wisconsin and an M.B.A. from the University of Michigan. He also serves as a director of Berkeley Technology, Ltd.
Thomas Lavelle	59	Senior Vice President and General Counsel. Mr. Lavelle has served in his current position since December 2006. Previous to that, Mr. Lavelle served as vice president and general counsel at Xilinx, one of the world’s leading suppliers of programmable chips. Mr. Lavelle joined Xilinx in 1999 after spending more than 15 years at Intel Corporation where he held various positions in the legal department. Mr. Lavelle earned a J.D. from Santa Clara University School of Law and a B.A. from the University of California at Los Angeles.

Satish Rishi	50	Senior Vice President, Finance and Chief Financial Officer. Mr. Rishi joined us in his current position in April 2006. Prior to joining us, Mr. Rishi held the position of executive vice president of Finance and chief financial officer of Toppan Photomasks, Inc., (formerly DuPont Photomasks, Inc.) one of the world’s leading photomask providers, from November 2001 to April 2006. During his 20-year career, Mr. Rishi has held senior financial management positions at semiconductor and electronic manufacturing companies. He served as vice president and assistant treasurer at Dell Inc. Prior to Dell, Mr. Rishi spent 13 years at Intel Corporation, where he held financial management positions both in the United States and overseas, including assistant treasurer. Mr. Rishi holds a B.S. with honors in Mechanical Engineering from Delhi University in Delhi, India and an M.B.A. from the University of California at Berkeley’s Haas School of Business. He also serves as a director of Measurement Specialties, Inc.
Michael Schroeder	50	Vice President, Human Resources. Mr. Schroeder has served as our vice president, Human Resources since joining us in June 2004. From April 2003 to May 2004, Mr. Schroeder was vice president, Human Resources at DigitalThink, Inc., an online service company. From August 2000 to August 2002, Mr. Schroeder served as vice president, Human Resources at Alphablox Corporation, a software company. From August 1992 to August 2000, Mr. Schroeder held various positions at Synopsys, Inc., a software and programming company, including vice president, California Site Human Resources, group director Human Resources, director Human Resources and employment manager. Mr. Schroeder attended the University of Wisconsin, Milwaukee and studied Russian.
Martin Scott, Ph.D	54	Senior Vice President, Research and Technology Development. Dr. Scott has served in his current position (formerly titled Senior Vice President, Engineering) since December 2006. Dr. Scott joined us from PMC-Sierra, Inc., a provider of broadband communications and storage integrated circuits, where he was most recently vice president and general manager of its Microprocessor Products Division from March 2006. Dr. Scott was the vice president and general manager for the I/O Solutions Division (which was purchased by PMC-Sierra) of Avago Technologies Limited, an analog and mixed signal semiconductor components and subsystem company, from October 2005 to March 2006. Dr. Scott held various positions at Agilent Technologies, including as vice president and general manager for the I/O Solutions division from October 2004 to October 2005, when the division was purchased by Avago Technologies, vice president and general manager of the ASSP Division from March 2002 until October 2004, and, before that, Network Products operation manager. Dr. Scott started his career in 1981 as a member of the technical staff at Hewlett Packard Laboratories and held various management positions at Hewlett Packard and was appointed ASIC business unit manager in 1998. He earned a B.S. from Rice University and holds both an M.S. and Ph.D. from Stanford University.

Laura S. Stark	41	Senior Vice President, Corporate Development. Ms. Stark joined us in 1996. Ms. Stark has served in her current position since May 2008. From February 2005 to May 2008, Ms. Stark headed up our Platform Solutions Group. From October 2002 to February 2005, Ms. Stark served as our vice president, Memory Interface Division. Ms. Stark has served as strategic accounts manager, and held the positions of strategic accounts director and vice president, Alliances and Infrastructure, before assuming the position of vice president, Memory Interface Division in October 2002. Prior to joining Rambus, Ms. Stark held various positions in the semiconductor products division of Motorola, a communications equipment company, during a six year tenure, including technical sales engineer for the Apple sales team and field application engineer for the Sun and SGI sales teams. Ms. Stark holds a B.S. in Electrical Engineering from the Massachusetts Institute of Technology.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS

Business Overview

We are a premier technology licensing company. Our primary focus is the design, development and licensing of chip interface technologies and architectures that are foundational to nearly all digital electronics products. Our chip interface technologies aim to improve the performance, power efficiency, time-to-market and cost-effectiveness of our customers’ products for computing, gaming and graphics, consumer electronics and mobile applications. Through a number of acquisitions, including our December 2009 acquisition of patented innovations and technology relating to LED and backlighting technologies, we are pursuing a strategy of diversification with respect to other technologies related to digital electronics products. Our primary method of providing technology to our customers is through our patented innovations. We license our broad portfolio of patented inventions to companies that use these inventions in the development and manufacture of their own products.

Our business model requires that we attract and retain the best scientific and engineering personnel with expertise in our fields of focus. Competition for these qualified individuals is intense both due to the foundational nature of the technologies that we develop and the locations in which we operate. As a result, our compensation program is designed to attract and retain the best talent in the industry. The Rambus total compensation philosophy will continue to support and help drive our business strategy for 2010, with the goal of executing on the value creation cycle to innovate, adopt and monetize. This Compensation Discussion and Analysis presents our compensation policies, programs, and practices for the named executive officers presented in the Summary Compensation Table appearing later in this report, and describes the basis for compensation decisions that we have made with respect to compensation of our named executive officers.

We follow a “pay for performance” approach to compensation, and our ability to provide competitive total compensation is based on achievement of financial and non-financial objectives. The variable components of our pay program, annual variable compensation and long-term equity based compensation grants are designed to deliver value to participants when these objectives are met. For our named executive officers, these components represent the majority of their total direct compensation. To maintain alignment of the long-term interests of management with those of our stockholders, our equity based compensation has multi-year vesting schedules. Our compensation philosophy reflects our key strategic compensation design priorities: employee retention, cost management and focus on corporate governance. Our total compensation philosophy is posted on the corporate governance section of our website at http://investor.rambus.com/documentdisplay.cfm?DocumentID=5113. We will continue to evaluate and implement our pay for performance compensation philosophy in innovative ways in order to attract and retain highly qualified employees.

Setting Executive Compensation

The Compensation Committee is responsible for compensation for our senior executive officers. The Compensation Committee Charter is posted on our website at http://investor.rambus.com/documentdisplay.cfm?DocumentID=5109 and was most recently revised on July 22, 2009. The Compensation Committee is currently comprised of three members: Penelope A. Herscher (Chair), David Shrigley and Eric Stang. The Compensation Committee has not delegated any of its authority to subcommittees.

The Compensation Committee retains the services of Semler Brossy Consulting Group (SBCG) to assist in evaluating executive and director compensation programs. SBCG was hired by and reports directly to the Compensation Committee, and works collaboratively with management and the Chairman of the Compensation Committee. SBCG has not performed and does not currently have any other consulting engagements with management or the Company (including providing non-executive compensation consulting services). SBCG’s direction from the Compensation Committee is to regularly provide independent advice on current trends in compensation design including: overall levels of compensation, the merits of using particular forms of compensation, the relative weighting of different compensation elements, and the value of particular performance measures on which to base compensation. In addition, SBCG prepares material and analysis for the Compensation Committee on CEO and named executive officer compensation.

To determine the appropriate levels of compensation for our executive officers, the Compensation Committee reviews in-depth market analyses conducted by management and SBCG. In addition, comprehensive performance assessments of the senior executive team and CEO, including specific performance feedback from both peers and subordinates, are presented and discussed at a special annual session covering leadership, performance and succession planning with the Corporate Governance/Nominating Committee. The combination of detailed compensation market analysis and assessment of individual performance is used to support all senior executive team compensation recommendations. The CEO, together with the Vice President of Human Resources, presents annual recommendations for adjustments based upon the above described process and the Compensation Committee questions, deliberates and approves any and all such recommendations. The Compensation Committee deliberates in closed session in developing a compensation recommendation for the CEO. This recommendation is then presented to the independent members of the Board of Directors for approval.

In making compensation decisions, the Compensation Committee considers each executive’s performance and their target pay opportunity. In establishing the pay opportunity for each executive (including the CEO), the Compensation Committee reviews each element of total compensation (which is comprised of annual base salary, annual variable compensation, and equity based compensation awards) as well as total compensation against our Compensation Peer Group, and also reviews published survey data, as described below.

Each year, SBCG and Rambus compensation personnel assess the appropriateness of the Compensation Peer Group. No changes were made to the Compensation Peer Group used in 2009 from the Compensation Peer Group used in 2008. The Compensation Peer Group consists of companies against which the Compensation Committee believes we compete for talent and represents similar benchmark attributes including revenue size, technological complexity, like industry, market capitalization, and number of employees. For 2009, the Compensation Peer Group included: Actel Corporation; Altera Corporation; Applied Micro Circuits Corporation; Atheros Communications Incorporated; Cree, Inc.; Cymer, Inc.; DSP Group, Inc.; FormFactor, Inc.; Integrated Device Technology, Inc.; InterDigital, Inc.; MIPS Technologies, Inc.; OmniVision Technologies, Inc.; Pixelworks, Inc.; PMC-Sierra, Inc.; RF Micro Devices, Inc.; Semtech Corporation; Silicon Image, Inc.; Silicon Laboratories Inc.; SunPower Corporation; Synopsys, Inc.; and Tessera Technologies, Inc. The Compensation Committee reevaluated the Compensation Peer Group for 2010 and determined that the same Compensation Peer Group as it used in 2009 was appropriate.

The Compensation Committee also reviewed data from the Radford Select Executive Compensation Report to supplement the publicly available Compensation Peer Group data. The Radford Executive Survey consists of 700 companies throughout the United States primarily from technology industries. With respect to the survey data presented to the Compensation Committee, the identities of the individual companies included in the survey are not provided to the Compensation Committee, and the Compensation Committee did not refer to individual compensation information for any such company.

The Compensation Committee believes our pay philosophy will allow us to maintain control over fixed compensation expense (base salaries) while affording upside potential to the executives as a result of financial performance and shareholder value creation through increases in our stock price. Variable or incentive cash compensation is realized based on the achievement of our annual operating plan as approved by the Board and achievement of individual objectives as described in more detail below. We position our annual base salary for executive officers at approximately the 50th percentile of the Compensation Peer Group. Consistent with our pay for performance philosophy, we position total target cash (annual base salary plus annual variable compensation) at the 75th percentile of the Compensation Peer Group. In order to attract and retain senior executive talent, we have targeted our long-term equity compensation awards at or near the 75th percentile of our Compensation Peer Group. This positioning enables Rambus to provide a cash and long-term equity incentive program which seeks to address and reflect the degree of difficulty inherent in our IP business model and enables Rambus to attract and retain the highly sought after specialized talent required to execute this unique business model.

Rambus continues to focus on achieving and maintaining an appropriate industry standard measure of equity usage. In 2009, our equity usage as a percentage of shares outstanding was below the median of the Compensation Peer Group. For the most recently-reported fiscal year, the median measure of equity usage for the Compensation Peer Group was 3.1% of total shares outstanding. Rambus’ equity usage rate in 2009 was 1.8% of total shares outstanding.

The Compensation Committee has no formal policy with respect to the adjustment or recovery of compensation as a result of material changes in our financial statements requiring an accounting restatement. However, the Compensation Committee reserves the right to reduce or withhold future compensation based on any required restatement or adjustment, and to determine the extent to which recovery of prior compensation may be pursued in the event of future adjustments caused by fraud on the part of an executive of Rambus.

The Compensation Committee considers the potential future effects of Section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) limits the deductibility by public companies of certain executive compensation in excess of $1,000,000 per executive per year, but excludes from the calculation of the $1,000,000 limit certain elements of compensation, including performance-based compensation, provided that certain requirements are met. Both our 1997 Stock Plan and our 2006 Equity Incentive Plan permit the Compensation Committee to grant equity awards that are “performance-based” and thereby meet such requirements, and are thus fully tax-deductible by us. All of the stock options granted to our executive officers are intended to qualify under Section 162(m) as performance-based compensation. However, during our 2006-2007 stock option investigation, we discovered that certain stock options granted to some of our executive officers were granted with an exercise price below the fair market value of the underlying shares on the date of grant and do not qualify as performance based compensation under Section 162(m). In addition, annual bonuses granted to our executive officers under our current annual incentive plan do not qualify as “performance-based compensation” for purposes of Section 162(m). In 2009, Rambus did not lose deductibility under 162(m). The Compensation Committee intends to continue evaluating all of our executive compensation and will qualify such compensation as performance based compensation under Section 162(m) to the extent it determines doing so is in the Company’s best interests.

The Compensation Committee also considers the effects of Section 409A of the Internal Revenue Code when granting or providing compensation. Section 409A imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not meet the requirements of Section 409A. In order to avoid additional tax under Section 409A, we structure equity awards and other applicable compensation in a manner intended to comply with applicable Section 409A requirements.

Executive Compensation Components

Our principal components of compensation for named executive officers are:

•	Annual Base Salary;

•	Annual Variable Compensation;

•	Equity Based Compensation; and

•	All Other Compensation, which includes 401(k) match, health/welfare and other standard benefits.

Annual Base Salary

We provide our named executive officers and other employees with an annual base salary to compensate them for services rendered during the fiscal year. Salary adjustments are based on individual employee performance relative to published compensation levels for incumbents of similar positions in the Compensation Peer Group. Base salaries for named executive officers are determined for each executive based on his or her level of responsibility, performance, and experience, and by using the Compensation Peer Group and other industry market data.

Individual salary levels for 2009 are set forth below. Increases to individual salary levels for 2009 for all named executive officers other than the CEO were based on the recommendation of the CEO and reflected an assessment of individual performance. Mr. Hughes’ annual base salary increase recommendation for 2009 was established based on the 50th percentile of the Compensation Peer Group. Our CEO did not participate in the determination of his own salary level. Dr. Scott’s increase for 2009 reflected his overall performance for 2008, which included the achievement of critical engineering milestones and his leadership role in a restructuring of our engineering function.

In January 2010, the Compensation Committee established the annual base salary for the Company’s named executive officers for 2010. In 2010, no named executive officer received an annual base salary increase for the reasons discussed below. The 2008, 2009 and 2010 base salaries are set forth below:

Name and Title	Year	Salary

Harold Hughes	2010	$480,000
Chief Executive Officer	2009	$480,000
	2008	$440,000
Satish Rishi	2010	$325,000
Senior Vice President,	2009	$325,000
Finance and Chief Financial Officer	2008	$318,240
Thomas R. Lavelle	2010	$325,000
Senior Vice President	2009	$325,000
and General Counsel	2008	$312,000
Sharon E. Holt	2010	$320,000
Senior Vice President, Licensing and Marketing	2009	$320,000
	2008	$312,000
Martin Scott	2010	$320,000
Senior Vice President, Research and	2009	$320,000
Technology Development	2008	$301,600

The base salaries listed above position the officers at approximately the 50th percentile of the Compensation Peer Group for base salary only. The 50th percentile establishes a competitive base salary position against our peer group while affording, through the annual variable compensation plan, the opportunity for total cash compensation at the 75th percentile or higher for the achievement of company goals and performance measures. The decision not to provide an annual base salary increase was based upon the executive’s current base salary levels, current market conditions and Rambus’ overall financial position. Although, Mr. Hughes’ base salary remains slightly lower than the 50th percentile of the Compensation Peer Group, the decision to maintain his current base salary was intended to treat the senior executive team consistently.

Annual Variable Compensation — Performance-based Incentive Plan

The Compensation Committee is of the opinion that the Rambus annual variable compensation plan, known as the Corporate Incentive Plan (CIP), balances risk and specific short-term strategic goals which are imperative to the Company’s success, and does not promote excessive risk taking. The CIP is intended to award achievement at specified levels of Company financial, strategic and individual performance. Each named executive officer has a target cash bonus level that is competitive with target bonuses for similar positions reported in our independent, third-party surveys. The Compensation Committee also reviews and ensures that the target bonus levels are competitive in comparison to the Compensation Peer Group. We have historically and intend to continue to target the 75th percentile for total target cash within these defined talent markets, and to align variable compensation with achievement of our operating plan.

The Compensation Committee established cash bonus target amounts under the CIP for the Company’s named executive officers for 2009. The 2009 target amounts are set forth below and were based on the desired 75th percentile total cash positioning as discussed above:

		As a
Name	2009 Bonus Target Amount	Percentage of 2009 Base Salary

Harold Hughes	$480,000	100.0%
Satish Rishi	$240,000	73.8%
Thomas R. Lavelle	$275,000	84.6%
Sharon E. Holt	$275,000	85.9%
Martin Scott	$240,000	75.0%

The 2009 CIP for executives had two plan components: (i) 70% of the total target bonus was tied exclusively to Rambus’ annual financial performance; and (ii) 30% of the total target bonus was tied directly to quarterly MBOs. The MBOs for the named executive officers were tied to one or more of the following strategic business objectives:

1. Build momentum within the existing business

2. Develop new technology portfolios to grow our revenue

3. Build new technology portfolios to further broaden our licensing base

4. Align roles and responsibilities of direct reports and develop leadership at all levels

5. Achieve litigation results which enhance and accelerate our ability to monetize our innovations

In 2009, the CIP design was revised to ensure all of our employees and our executive team remained focused on company financial performance while continuing to deliver on operational excellence and the delivery of specific business objectives.

The following graph illustrates how the “funding” of the CIP works for both the annual corporate financial performance and quarterly MBO component, and how each component is impacted by overall company financial performance. Payouts in excess of target for both components are measured by overall company financial performance.

Plan Funding	Below
Performance	Threshold	Threshold	Target	Maximum

Company Performance Component 70% of Executive Total	0%	50%	100%	300%
MBO Component 30% of Executive Total	100%	100%	100%	300%

The 2009 corporate performance component was measured and funded based on achievement of an adjusted pre-tax income (APTI) target. APTI consists of GAAP pre-tax income adjusted to exclude litigation expenses, stock based compensation expense and any CIP expenses. One time or any extraordinary expenses or income may also be excluded at the Compensation Committee’s discretion. We use the APTI measure as our target metric because it is a function of both revenue performance and expense management. The APTI measure affords management the ability to align and focus all employees’ efforts on healthy growth and the judicious use of our resources.

	2009 Corporate Incentive Plan Target				2009 Actuals
				2009
			2009 MBO	Corporate				% of Total	MBO
	2009 Bonus	% of Base	Target	Component	MBO	Corporate	Total 2009 CIP	Target	Strategic
Executive	Target	Salary	(30%)	Target (70%)	Achievement	Achievement	Payout	Bonus	Goal

Harold Hughes	$480,000	100.0%	$144,000	$336,000	90.6%	0.0%	$130,534.80	27.2%	Avg. of Senior Executive Team
Satish Rishi	$240,000	73.8%	$72,000	$168,000	100.0%	0.0%	$72,000.00	30.0%	1,3,4
Thomas R. Lavelle	$275,000	84.6%	$82,500	$192,500	100.0%	0.0%	$82,500.00	30.0%	3,5
Sharon E. Holt	$275,000	85.9%	$82,500	$192,500	97.5%	0.0%	$80,437.50	29.3%	1,2,4
Martin Scott	$240,000	75.0%	$72,000	$168,000	100.0%	0.0%	$72,000.00	30.0%	1 - 4

1.	Build momentum within the existing business

2.	Develop new technology portfolios to grow our revenue

3.	Build new technology portfolios to further broaden our licensing base

4.	Align roles and responsibilities of direct reports and develop leadership at all levels

5.	Achieve litigation results which enhance and accelerate our ability to monetize our Innovations

The 2009 APTI of $0.7 million did not meet the threshold level APTI of $3.7 million which resulted in zero funding of the corporate component of the incentive plan and no payout in excess of target being applied to the MBO portion of the plan. The APTI target for 2009 was $10 million.

The Compensation Committee has established cash bonus target amounts under the incentive plan for the Company’s named executive officers for 2010. The 2010 target amounts set forth below were not changed from 2009 and are based on the desired 75th percentile total cash positioning as discussed above:

		As a
Name	2010 Bonus Target Amount	Percentage of 2010 Base Salary

Harold Hughes	$480,000	100.0%
Satish Rishi	$240,000	73.8%
Thomas R. Lavelle	$275,000	84.6%
Sharon E. Holt	$275,000	85.9%
Martin Scott	$240,000	75.0%

The 2010 CIP design remains structurally consistent as 2009 with respect to the corporate component representing 70% of the total target bonus tied to Rambus’ annual financial performance and 30% tied directly to quarterly individual MBOs. The following graph illustrates how the “funding” of the 2010 CIP works for both the annual corporate financial performance and quarterly MBO component, and how each component is impacted by overall company financial performance. Payouts in excess of the 100% target for both components are measured by overall company financial performance as described below.

Plan Funding Performance	Below Threshold	Threshold	Target	Maximum

Company Performance Component 70% of Executive Total(1)	0%	50%	100%	200%
MBO Component 30% of Executive Total(2)	100%	100%	100%	200%

(1)	Represents payouts for the 2010 corporate APTI component only and does not include any 2010 CIP strategic goals, all as described below.

(2)	Payout assumes that the named executive officer has met his or her individual MBOs.

For the 2010 CIP, the Compensation Committee has approved a base APTI goal together with additional strategic goals determined by the success of Rambus in several strategic areas.

If the 2010 CIP base APTI threshold goal is met, the 2010 CIP will initially pay out to the named executive officers and the other eligible Rambus employees at 50% of the target bonus amount. The payout will then increase linearly as the APTI increases, to a maximum of 200% of the target bonus amount. Rambus believes that the 2010 CIP base APTI goal is achievable, but will require several key licensing and/or other revenue successes in 2010 to reach any payout. Further licensing and/or other revenue achievements would be required to attain payout in excess of the 100% level, and represents a challenging goal to Rambus and the named executive officers. For historical context, Rambus achieved 7%, 55% and 40% of its APTI goals in 2009, 2008 and 2007, respectively.

As an additional strategic goal under the 2010 CIP, the Compensation Committee has determined that the Samsung settlement in January 2010 represents a 2010 CIP strategic goal that was successfully met. As a result, the named executive officers and other eligible Rambus employees will be eligible for a payout of 200% of the target bonus amount, in addition to any other amounts payable under the 2010 CIP, when payments are made in 2011. The Samsung settlement not only involved the settlement of various legal disputes between Samsung and the company, but represents an opportunity for an ongoing, mutually beneficial commercial relationship, all of which the Compensation Committee took into account in determining the achievement of this 2010 CIP strategic target bonus payout.

With respect to the other 2010 CIP strategic goals, an additional bonus may be payable depending on the success of each strategic goal of 0% to 200% of the target bonus amount, subject to a maximum of two additional strategic goals. If all additional strategic goals are met with maximum determined success, the additional payout would be a maximum of 400% of the target bonus amount. While these other strategic goals are being approved for the 2010 CIP, it is the intent of the Compensation Committee that these additional strategic goals could be in place for multiple years if not met in 2010. Given recent developments and the challenges that Rambus faces with respect to its business and legal developments, the Compensation Committee determined that this incentive structure, which provides significant rewards for achievement of specific strategic goals is consistent with the company’s total compensation philosophy and aligns the incentives with the best interests of Rambus’ stockholders. Rambus believes that these 2010 CIP strategic goals will be challenging to achieve, requiring significant efforts of the named executive officers and the rest of the company, and depend in part on business and legal developments over the coming year or years.

The quarterly MBO component of the 2010 CIP will pay out upon achievement of the established individual quarterly MBOs, with any payout above 100% to the maximum 200% dependent on overall company APTI performance. For the MBO component of the 2010 CIP, named executive officers participating in the plan are measured against individual MBOs that tie directly to our overall operating plan objectives. For fiscal year 2010, these objectives will be similar to 2009, including specific customer goals, licensing objectives, specific technology development milestones, internal control and process improvements and achievement of certain productivity initiatives. Final payout of these cash incentive awards, if any, is determined by the goals met and each individual’s performance against their MBOs. Rambus believes that the 2010 CIP individual MBO goals are challenging but achievable, although some of the components require successful business and legal developments involving third parties. Subject to these third party developments, if each executive performs his or her duties at the level of an excellent or very good performance rating, the MBO goals should be obtainable. If achievement of the individual MBOs is obtained, payouts above the target represent a challenging goal to Rambus and the named executive officers for the same reasons discussed above with respect to the 2010 CIP base APTI goal.

On March 5, 2010, the Company paid special one-time bonuses to certain named executive officers in addition to certain other select employees of the Company. The Compensation Committee approved these discretionary bonuses in recognition of certain extraordinary efforts by the recipients toward the achievement of strategic goals of the Company in 2010. Of the named executive officers, Sharon E. Holt and Thomas R. Lavelle each received a special bonus of $25,000.

Long-term Equity Based Compensation

Stock Awards and Option Grants.  Our named executive officers are eligible to participate in the 2006 Equity Incentive Plan (“Incentive Plan”). Long-term equity awards are important to ensure alignment of our executive’s interests with those of Rambus shareholders. The Compensation Committee is of the opinion that equity awards do not encourage unnecessary or excessive risk taking since the ultimate value of the awards it tied to Rambus’ stock price, are granted over time, and subject to long-term vesting schedules. This serves to ensure that executives have significant value tied to sustained long-term stock price performance. The Incentive Plan permits the Board or the Compensation Committee to grant restricted stock, stock options, stock appreciation rights, restricted stock units and other stock-based equity compensation awards to employees, including named executive officers, on such terms as the Board or the Compensation Committee may determine.

We use equity based compensation to align the incentives for our named executive officers with the long-term interest of our stockholders and as a retention tool. The targeted value for these awards is at or slightly above the 75th percentile of the Compensation Peer Group for each named executive officer. The Compensation Committee has established this positioning to reflect the strong desire for a significant portion of compensation to be based on our achievement of long-term shareholder value creation.

In determining the amount of equity granted to named executive officers, the Compensation Committee reviews the number of shares and the grant date fair value of equity grants made to executives at companies within the Compensation Peer Group. The Compensation Committee also takes into account equity participation by comparable employees within Rambus, external competitive circumstances and overall ownership and vesting schedules of existing equity held by executives, in addition to each named executive officer’s performance and contribution during the fiscal year.

The Compensation Committee evaluates annually the proper mix of stock options, restricted stock or restricted stock units, and other equity based compensation awards to ensure that the grants appropriately reflect our strategic and financial objectives.

Annual equity awards in 2009 to named executive officers, including the CEO, were split into 75% of the total value in stock options and 25% of the total value in RSUs. The Compensation Committee established the option/RSU mix to reflect the belief that value in equity compensation should be earned based on growth in our share price. The Compensation Committee believes this mix was appropriate because it appropriately balanced the Company’s need to provide a strong retention incentive to the named executive officers and the Company’s desire to provide value based on the growth of our share price, thereby aligning the incentives with the interests of our stockholders.

For 2010, the Compensation Committee once again approved a mix of 75% in stock options for all named executive officers including the CEO and 25% of the grant date value of awards delivered in restricted stock units for the same reasons as articulated above.

To further encourage retention, we apply a 5-year vesting schedule on stock option grants and four year vesting for RSU grants. These awards were effective February 1, 2010 pursuant to the Company’s equity awards policy.

Granting Policies.  Pursuant to the Incentive Plan, the Compensation Committee may, at its discretion, grant equity awards to Section 16(b) executives on February 1st of each year. If February 1st is not a trading day, the grants become effective and are priced as of the next trading day. The number of shares granted to each Section 16(b) executive will be determined by the Compensation Committee prior to the February 1st award date.

Under the Company’s equity granting policy, named executive officers received a 2010 grant on February 1, 2010 as did all Rambus employees.

Stock Ownership Guidelines

In October 2006, our Board approved stock ownership and retention guidelines for executives and directors. Under these guidelines, our executive officers are expected to accumulate and hold an equivalent value of our Common Stock that is equal to or greater than two to five times of their annual base salary, and to maintain this minimum amount throughout their tenure as an executive officer. The CEO will be expected to accumulate and hold an equivalent value of five times his/her annual base salary, all other Section 16 executive officers will be expected to accumulate and hold an equivalent value of three times their annual base salaries, and all other executives will be expected to accumulate and hold an equivalent value of two times their annual base salaries. All executive officers have five years to achieve this accumulated value requirement from January 1, 2007, or the date that the executive officer assumes his or her position, whichever is later. These targets were determined and set as the result of benchmark surveys conducted against industry survey data. Elements that will qualify towards ownership goals will include: vested and unvested restricted stock and restricted stock units, vested and unexercised stock options, stock purchase plan holdings and any other shares of Common Stock owned outright. As of December 31, 2009, all of our named executive officers met their ownership requirements.

401(k) Plan, Health and Life Insurance Premiums and Generally Available Benefit Programs

Our named executive officers are eligible to participate in our 401(k) plan on the same terms as other participating employees. In any plan year, we will contribute to each participant a matching contribution equal to 50% of the first 6% of the participant’s eligible compensation that has been contributed to the plan.

In addition, all named executive officers and other employees are eligible to participate in all health and welfare benefits offered by us in accordance with the terms and conditions of such non-discriminatory plans or arrangements.

We do not provide post-retirement health coverage for our named executive officers or other employees.

All named executive officers are eligible to elect to participate in our Employee Stock Purchase Plan, which provides Company employees the opportunity to purchase Company Common Stock through accumulated payroll deductions, on the same terms as other Company employees.

Other Compensation

From time to time, primarily as a recruitment tool, the Compensation Committee has approved certain other compensation in the form of reimbursement or payment of relocation costs. We also have a policy of paying for or reimbursing various living expenses in connection with our executive officers whose job duties requires them to work for us abroad. No such payments were made to named executive officers under this policy in 2009.

Rambus does not provide any pension arrangements, perquisites not generally available to the broad employee population, or other compensation to its named executive officers.

Employment and Retention Agreements

All of our employees, including our named executive officers, are employees-at-will and as such typically do not have employment contracts with us, except in the case of some employees of our foreign subsidiaries and employees who have joined us through acquisitions. The Compensation Committee periodically evaluates the need for such agreements with respect to market practices in order to remain competitive and attract and retain executive officers and other employees, including in connection with acquisitions. We may determine that it is in the best interest of the Company to enter into such agreements in the future.

Compensation Program Risk Evaluation

The Compensation Committee believes that although the majority of compensation provided to our executive officers is performance-based, our compensation programs do not encourage excessive or unnecessary risk taking. We believe that the design of these compensation programs encourage Rambus executives to remain focused on both short-term and long-term strategic goals.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this report.

THE COMPENSATION COMMITTEE

Penelope A. Herscher (Chair)
David Shrigley
Eric Stang

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table shows compensation information for 2007, 2008 and 2009 for the named executive officers.

Summary Compensation
For Fiscal Years 2007, 2008 and 2009

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Title	Year	($)	($)	(1)($)	(1)($)	(2)($)	($)	(3)($)	($)

Harold Hughes	2009	476,667	—	290,700	837,236	130,535	—	26,007	1,761,145
Chief Executive Officer and	2008	440,000	—	1,429,920	361,718	242,000	—	25,593	2,499,231
President	2007	416,250	168,000	—	3,118,550	—	—	16,643	3,719,443
Satish Rishi	2009	324,437	—	88,031	256,150	72,000	—	24,348	764,966
Senior Vice President,	2008	318,240	—	238,320	452,148	132,000	—	25,301	1,166,009
Finance and Chief Financial Officer	2007	305,500	90,000	1,869,000	1,247,420	—	—	17,091	3,529,011
Thomas R. Lavelle	2009	323,917	—	88,031	256,150	82,500	—	20,068	770,666
Senior Vice President	2008	312,000	—	599,320	452,148	132,000	—	20,218	1,515,686
and General Counsel	2007	300,000	90,000	766,400	2,460,100	—	—	8,328	3,624,828
Sharon E. Holt	2009	319,333	—	88,031	256,150	80,438	—	18,241	762,193
Senior Vice President,	2008	312,000	—	599,320	452,148	151,250	—	28,418	1,543,136
Licensing and Marketing	2007	297,917	100,000	—	997,936	—	—	12,348	1,408,201
Martin Scott	2009	318,467	—	88,031	256,150	72,000	—	24,996	759,644
Senior Vice President,	2008	301,600	—	559,600	339,111	112,750	—	25,890	1,338,951
Research and Technology Development	2007	294,462	76,000	383,200	2,460,100	—	—	13,278	3,227,040

(1)	Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the aggregate grant date fair value computed in accordance with the provisions of FASB ASC Topic 718. The assumptions used to calculate the value of stock and stock option awards are set forth under Note 8 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.

(2)	Amounts for fiscal year 2009 consist of bonuses earned for services rendered in fiscal year 2009 and are based upon the achievement of individual MBOs under the 2009 Corporate Incentive Plan targets. The target and achievement results were reviewed and approved by the Compensation Committee. The plan is further described under “Compensation Discussion & Analysis — Executive Compensation Components — Annual Variable Compensation — Performance-based Incentive Plan.”

(3)	In addition to any specific other compensation disclosed with respect to individual named executive officers, amounts reported in the “All Other Compensation” column for 2009 and previous years consist of matching contributions to the named executive officers’ 401(k) accounts and premiums paid for health and welfare insurance policies.

Grants of Plan Based Awards

The following table shows all plan-based awards granted to the named executive officers during fiscal year 2009. The option awards and the unvested portion of the stock awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal 2009 Year-End Table that follows.

Grants of Plan Based Awards

									All Other	All Other
									Stock	Option
									Awards	Awards;	Exercise	Grant Date
			Estimated Future Payments Under			Estimated Future Payouts			Number of	Number of	or Base	Fair Value
			Non-Equity Incentive Plan			Under Equity			Shares or	Securities	Price of	of Stock &
			Awards(1)			Incentive Plan Awards			Stock	Underlying	Option	Options
	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	Date	($)	($)	($)	(#)	(#)	(#)	(2)(#)	(3)(#)	($/Sh)	($)(4)

Harold Hughes	02/02/2009	01/08/2009	—	—	—	—	—	—	34,000	—	0.00	290,700
	02/02/2009	01/08/2009	—	—	—	—	—	—	—	132,000	8.55	837,236
	—	01/08/2009	240,000	480,000	1,440,000
Satish Rishi	02/02/2009	01/08/2009	—	—	—	—	—	—	10,296	—	0.00	88,031
	02/02/2009	01/08/2009	—	—	—	—	—	—	—	40,385	8.55	256,150
	—	01/08/2009	120,000	240,000	720,000
Thomas R. Lavelle	02/02/2009	01/08/2009	—	—	—	—	—	—	10,296	—	0.00	88,031
	02/02/2009	01/08/2009	—	—	—	—	—	—	—	40,385	8.55	256,150
	—	01/08/2009	137,500	275,000	825,000
Sharon E. Holt	02/02/2009	01/08/2009	—	—	—	—	—	—	10,296	—	0.00	88,031
	02/02/2009	01/08/2009	—	—	—	—	—	—	—	40,385	8.55	256,150
	—	01/08/2009	137,500	275,000	825,000
Martin Scott	02/02/2009	01/08/2009	—	—	—	—	—	—	10,296	—	0.00	88,031
	02/02/2009	01/08/2009	—	—	—	—	—	—	—	40,385	8.55	256,150
	—	01/08/2009	120,000	240,000	720,000

(1)	Amounts shown are estimated payouts for fiscal year 2009 to the named executive officers based on the 2009 bonus targets under the plan discussed under “Compensation Discussion & Analysis — Executive Compensation Components — Performance-based Incentive Plan.” Actual bonuses received by these named executive officers for fiscal 2009 are reported in the Summary Compensation for Fiscal Year 2009 table under the column entitled “Bonus” and described under “Compensation Discussion & Analysis — Executive Compensation Components — Performance-based Incentive Plan.”

(2)	Restricted stock units granted to all named executives on February 2, 2009 represent performance based awards in fiscal year 2009.

(3)	The stock options were granted as part of the Company’s regular performance review process and vest based on the executive continuing to provide services to the company through the applicable vesting dates. See the “Compensation Discussion and Analysis” and “Outstanding Equity Awards at Fiscal Year-End” for additional information with respect to these option grants.

(4)	The value of a stock award or option award is based on the fair market value as of the grant date of such award determined pursuant to FASB ASC Topic 718. Stock awards consist of restricted stock unit awards. The exercise price for all options granted to the named executive officers is 100% of the fair market value of the shares on the grant date. The option exercise price has not been deducted from the amounts indicated above. Regardless of the value placed on a stock option on the grant date, the actual value of the option will depend on the market value of our Common Stock at such date in the future when the option is exercised exceeds the exercise price.

Outstanding Equity Awards at Fiscal Year-End

The following table shows all outstanding equity awards held by the named executive officers as of December 31, 2009. Unvested stock awards reported in the Grants of Plan-Based Awards table on the previous page are also included in the table below.

Outstanding Equity Awards at Fiscal 2009 Year-End

	Option Awards						Stock Awards
										Equity
										Incentive
										Plan	Equity
				Equity						Awards: #	Incentive
				Incentive						of	Plan Awards:
				Plan						Unearned	Mkt or
				Awards:						Shares,	Payout Value
	# of		# of	# of						Units or	of Unearned
	Securities		Securities	Securities					Mkt Value of	Other	Shares, Units
	Underlying		Underlying	Underlying			# of Shares or		Shares, or	Rights	or Other
	Unexercised		Unexercised	Unexercised	Option	Option	Units of Stock		Units of Stock	That Have	Rights That
	Option (#)		Option (#)	Unearned	Exercise	Expiration	That Have		That Have	Not	Have Not
Name	Exercisable		Unexercisable	Options (#)	Price ($)	Date	Not Vested (#)		Not Vested ($)(1)	Vested (#)	Vested ($)

Harold Hughes	22,000	(2)	110,000	—	8.55	2/2/2019	—		—	—	—
	—			—	—	—	34,000	(3)	829,600	—	—
	11,733	(4)	20,267	—	19.86	2/1/2018	—		—	—	—
	—		—	—	—	—	18,000	(5)	439,200	—	—
	141,666	(6)	108,334	—	18.69	2/1/2017	—		—	—	—
	211,500	(7)	58,500	—	22.94	1/6/2016	—		—	—	—
	250,000	(8)	—	—	21.51	1/10/2015	—		—	—	—
	14,543	(9)	—	—	16.07	10/1/2014	—		—	—	—
	40,000	(10)	—	—	17.51	6/2/2013	—		—	—	—
Satish Rishi	6,731	(11)	33,654	—	8.55	2/2/2019	—		—	—	—
	—		—	—	—	—	10,296	(12)	251,222	—	—
	14,666	(13)	25,334	—	19.86	2/1/2018	—		—	—	—
	—		—	—	—	—	9,000	(14)	219,600	—	—
	—		—	—	—	—	50,000	(15)	1,220,000	—	—
	56,666	(16)	43,334	—	18.69	2/1/2017	—		—	—	—
	161,333	(17)	58,667	—	40.80	4/11/2016	—		—	—	—
	—		—	—	—	—	10,000	(18)	244,000	—	—
Thomas R. Lavelle	6,731	(19)	33,654	—	8.55	2/2/2019	—		—	—	—
	—		—	—	—	—	10,296	(20)	251,222	—	—
	—		—	—	—	—	15,000	(21)	366,000	—	—
	14,666	(22)	25,334	—	19.86	2/1/2018	—		—	—	—
	—		—	—	—	—	9,000	(23)	219,600	—	—
	—		—	—	—	—	20,000	(24)	488,000	—	—
	116,666	(25)	83,334	—	19.16	1/3/2017	—		—	—	—
Sharon E. Holt	6,731	(26)	33,654	—	8.55	2/2/2019	—		—	—	—
	—		—	—	—	—	10,296	(27)	251,222	—	—
	—		—	—	—	—	15,000	(28)	366,000	—	—
	14,666	(29)	25,334	—	19.86	2/1/2018	—		—	—	—
	—		—	—	—	—	9,000	(30)	219,600	—	—
	45,333	(31)	34,667	—	18.69	2/1/2017	—		—	—	—
	58,750	(32)	16,250	—	22.94	1/6/2016	—		—	—	—
	32,000	(33)	—	—	24.04	12/3/2014	—		—	—	—
	200,000	(34)	—	—	16.76	8/2/2014	—		—	—	—
Martin Scott	6,731	(35)	33,654	—	8.55	2/2/2019	—		—	—	—
	—		—	—	—	—	10,296	(36)	251,222	—	—
	—		—	—	—	—	15,000	(37)	366,000	—	—
	11,000	(38)	19,000	—	19.86	2/1/2018	—		—	—	—
	—		—	—	—	—	7,500	(39)	183,000	—	—
	—		—	—	—	—	10,000	(40)	244,000	—	—
	116,666	(41)	83,334	—	19.16	1/3/2017	—		—	—	—

(1)	The market value is calculated using the closing price of our Common Stock of $24.40 on December 31, 2009 (the last trading day of 2009), as reported on The Nasdaq Global Select Market, multiplied by the unvested stock amount.

(2)	The option was granted on February 2, 2009. Options representing 1/10th of the shares vested six months from the grant date, and the remaining shares vest in equal monthly installments until they are fully vested on February 2, 2014.

(3)	The restricted stock unit was granted on February 2, 2009. The grant shall vest in equal installments of 8,500 shares on each anniversary grant date until one-hundred percent vested.

(4)	The option was granted on February 1, 2008. Options representing 1/10th of the shares vested six months from the grant date, and the remaining shares vest in equal monthly installments until they are fully vested on February 1, 2013.

(5)	The restricted stock unit was granted on February 1, 2008. The grant shall vest in equal installments of 6,000 shares on each anniversary grant date until one-hundred percent vested.

(6)	The option was granted on February 1, 2007. Options representing 1/10th of the shares vested six months from the grant date, and the remaining shares vest in equal monthly installments until they are fully vested on February 1, 2012.

(7)	The option was granted on January 6, 2006. Options representing 1/10th of the shares vested six months from the grant date, and the remaining shares vest in equal monthly installments until they are fully vested on January 6, 2011.

(8)	The option was granted on January 10, 2005. Options representing 1/48th of the shares vested monthly during the four year period following the grant date.

(9)	The option was granted on October 1, 2004. Options representing 1/48th of the shares vested monthly over the four year period following the grant date.

(10)	The option was granted on June 2, 2003. Options representing 5,000 shares vested on December 2, 2003, and the remaining options vested in equal monthly installments until they were fully vested on June 2, 2007.

(11)	The option was granted on February 2, 2009. Options representing 1/10th of the shares vested six months from the grant date, and the remaining shares vest in equal monthly installments until they are fully vested on February 2, 2014.

(12)	The restricted stock unit was granted on February 2, 2009. The grant shall vest in equal installments of 2,574 shares on each anniversary grant date until one-hundred percent vested.

(13)	The option was granted on February 1, 2008. Options representing 1/10th of the shares vested six months from the grant date, and the remaining shares vest in equal monthly installments until they are fully vested on February 1, 2013.

(14)	The restricted stock unit was granted on February 1, 2008. The grant shall vest in equal installments of 3,000 shares on each anniversary grant date until one-hundred percent vested.

(15)	The restricted stock unit was granted on October 18, 2007. 25,000 units vested respectively on February 1, 2008 and February 2, 2009. Thereafter, the remaining shares shall vest in equal installments of 25,000 shares on each anniversary grant date until one-hundred percent vested.

(16)	The option was granted on February 1, 2007. Options representing 1/10th shares vested six months from the grant date, and the remaining shares vest in equal monthly installments until they are fully vested on February 1, 2012.

(17)	The option was granted on April 11, 2006. Options representing 1/10th shares vested six months from the grant date, and the remaining shares vest in equal monthly installments until they are fully vested on April 11, 2011.

(18)	The restricted stock award was granted and issued on April 11, 2006. A portion of the restricted stock award representing 5,000 shares each vested respectively on October 23, 2006 and April 24, 2007 and a portion representing 10,000 shares each vested respectively on April 29, 2008 and April 28, 2009, and the remaining 10,000 shares will vest on April 11, 2010.

(19)	The option was granted on February 2, 2009. Options representing 1/10th of the shares vested six months from the grant date, and the remaining shares vest in equal monthly installments until they are fully vested on February 2, 2014.

(20)	The restricted stock unit was granted on February 2, 2009. The grant shall vest in equal installments of 2,574 shares on each anniversary grant date until one-hundred percent vested.

(21)	The restricted stock unit was granted on August 28, 2008. The grant shall vest in equal installments of 5,000 shares on each anniversary grant date until one-hundred percent vested.

(22)	The option was granted on February 1, 2008. Options representing 1/10th of the shares vested six months from the grant date, and the remaining shares vest in equal monthly installments until they are fully vested on February 1, 2013.

(23)	The restricted stock unit was granted on February 1, 2008. The grant shall vest in equal installments of 3,000 shares on each anniversary grant date until one-hundred percent vested.

(24)	The restricted stock unit was granted on October 17, 2007. The grant shall vest in equal installments of 10,000 units on each anniversary date of hire date until they are fully vested.

(25)	The option was granted on January 3, 2007. Options representing 1/10th shares vested six months from the grant date, and the remaining shares vest in equal monthly installments until they are fully vested on January 3, 2012.

(26)	The option was granted on February 2, 2009. Options representing 1/10th of the shares vested six months from the grant date, and the remaining shares vest in equal monthly installments until they are fully vested on February 2, 2014.

(27)	The restricted stock unit was granted on February 2, 2009. The grant shall vest in equal installments of 2,574 shares on each anniversary grant date until one-hundred percent vested.

(28)	The restricted stock unit was granted on August 28, 2008. The grant shall vest in equal installments of 5,000 shares on each anniversary grant date until one-hundred percent vested.

(29)	The option was granted on February 1, 2008. Options representing 1/10th of the shares vested six months from the grant date, and the remaining shares vest in equal monthly installments until they are fully vested on February 1, 2013.

(30)	The restricted stock unit was granted on February 1, 2008. The grant shall vest in equal installments of 3,000 shares on each anniversary grant date until one-hundred percent vested.

(31)	The option was granted on February 1, 2007. Options representing 1/10th shares vested six months from the grant date, and the remaining shares vest in equal monthly installments until they are fully vested on February 1, 2012.

(32)	The option was granted on January 6, 2006. Options representing 1/10th of the shares vested six months from the grant date, and the remaining shares vest in equal monthly installments until they are fully vested on January 6, 2011.

(33)	The option was granted on December 3, 2004. Options representing 1/12th of the total grant vested in monthly installments on January 31, 2009 until they were fully vested on December 31, 2009.

(34)	The option was granted on August 2, 2004. Options representing 1/10th of the shares vested six months from the grant date and the remaining shares vested in equal monthly installments until they were fully vested on August 2, 2009.

(35)	The option was granted on February 2, 2009. Options representing 1/10th of the shares vested six months from the grant date, and the remaining shares vest in equal monthly installments until they are fully vested on February 2, 2014.

(36)	The restricted stock unit was granted on February 2, 2009. The grant shall vest in equal installments of 2,574 shares on each anniversary grant date until one-hundred percent vested.

(37)	The restricted stock unit was granted on August 28, 2008. The grant shall vest in equal installments of 5,000 shares on each anniversary grant date until one-hundred percent vested.

(38)	The option was granted on February 1, 2008. Options representing 1/10th of the shares vested six months from the grant date, and the remaining shares vest in equal monthly installments until they are fully vested on February 1, 2013.

(39)	The restricted stock unit was granted on February 1, 2008. The grant shall vest in equal installments of 2,500 shares on each anniversary grant date until one-hundred percent vested.

(40)	The restricted stock unit was granted on October 17, 2007. The grant shall vest in equal installments of 5,000 units on each anniversary grant date until one-hundred percent vested.

(41)	The option was granted on January 3, 2007. Options representing 1/10th shares vested six months from the grant date, and the remaining shares vest in equal monthly installments until they are fully vested on January 3, 2012.

Each of the options and other equity awards reflected on the table above were issued under the 1997 Plan, the 1999 Plan or the Incentive Plan, which are plans that were or are available to all of our employees.

In the case of the 1997 Plan and the 1999 Plan, if a “merger” of the Company occurs, as defined in the relevant plan, each outstanding option or equity award will be assumed or an equivalent option or right substituted by the successor company. Following such assumption or substitution, if the participant’s status as a service provider is terminated by the successor corporation as a result of an “involuntary termination” other than for “cause,” each as defined in the relevant plan, within twelve months following the merger, then the participant will fully vest and have the right to exercise all of his or her options and will convert any other equity awards into shares of Common Stock (commonly referred to as a “double-trigger” termination). In the event that the successor company refuses to assume or substitute for the equity award the participant will fully vest in and have the right to exercise all of his or her options or stock appreciation rights, including shares as to which such awards would not otherwise be vested or exercisable, all restrictions on restricted stock will lapse, and, with respect to restricted stock units, performance shares and performance units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met immediately prior to the merger.

In the case of the Incentive Plan, in the event of a “change of control” of the Company, as defined in the plan, each outstanding option or equity award will be assumed or an equivalent option or right substituted by the successor company. In the event that the successor company refuses to assume or substitute for the option or equity award, the participant will fully vest in and have the right to exercise all of his or her options or stock appreciation rights, including shares as to which such awards would not otherwise be vested or exercisable, all restrictions on restricted stock will lapse, and, with respect to restricted stock units, performance shares and performance units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. In addition, if an option or stock appreciation right becomes fully vested and exercisable in lieu of assumption or substitution in the event of a change of control, the administrator of the Incentive Plan will notify the participant that the option or stock appreciation right will be fully vested and exercisable for a period of time determined by the administrator, and the option or stock appreciation right will terminate upon the expiration of such period.

The form of option agreement for the Incentive Plan provides that if a successor company assumes outstanding options or substitutes for options with an equivalent award, then if following such assumption or substitution the participant’s status as an employee or employee of the successor company, as applicable, is terminated by the successor company as a result of an Involuntary Termination (as defined below) other than for Cause (as defined below) within twelve months following the change in control, the option will immediately vest and become exercisable as to 100% of the shares subject to the option.

For purposes of the Incentive Plan form option agreement, “Cause” will mean (i) any act of personal dishonesty taken by the participant in connection with his or her responsibilities as an employee and intended to result in substantial personal enrichment of the participant, (ii) the participant’s conviction of a felony, (iii) a willful act by the participant which constitutes gross misconduct and which is injurious to the successor company, and (iv) following delivery to the participant of a written demand for performance from the successor company which describes the basis for the successor company’s belief that the participant has not substantially performed his or her duties, continued violations by the participant of the participant ’s obligations to the successor company which are demonstrably willful and deliberate on the participant’s part.

For purposes of the Incentive Plan form option agreement, any of the following events shall constitute an “Involuntary Termination”: (i) without the participant’s express written consent, a significant reduction of the participant’s duties, authority or responsibilities, relative to the participant’s duties, authority or responsibilities as in effect immediately prior to the change in control, or the assignment to the participant of such reduced duties, authority or responsibilities; (ii) without the participant’s express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the participant immediately prior to the change in control; (iii) a reduction by the successor company in the base salary of the participant as in effect immediately prior to the change in control; (iv) a material reduction by the successor company in the kind or level of employee benefits, including bonuses, to which the participant was entitled immediately prior to the change in control with the result that the participant’s overall benefits package is significantly reduced; (v) the relocation of the participant to a facility or a location more than fifty miles from the participant’s then present location, without the participant’s express written consent; (vi) any purported termination of the participant by the successor company which is not effected for disability or for Cause, or any purported termination for which the grounds relied upon are not valid; or (vii) any act or set of facts or circumstances which would, under California case law or statute constitute a constructive termination of the Participant.

Option Exercises and Stock Vested

The following table shows all stock options exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by the named executive officers during fiscal year 2009.

	Option Awards		Stock Awards
	Number of Shares	Value	Number of	Value
	Acquired on	Realized on	Shares Acquired on	Realized on
Name	Exercise (#)	Exercise ($)	Vesting (#)	Vesting (1)($)

Harold Hughes	—	—	6,000	51,300
Satish Rishi	—	—	38,000	352,400
Thomas R. Lavelle	—	—	18,000	204,650
Sharon E. Holt	—	—	8,000	122,750
Martin Scott	—	—	12,500	210,325

(1)	The value realized equals the market value of our Common Stock on the vesting date, multiplied by the number of shares that vested.

Potential Payments Upon Termination or Change-in-Control

We have no contractual arrangements with our named executive officers that would provide payments upon termination or change-in-control. Outstanding equity awards may vest upon a “double-trigger” termination in the event of a change-in-control, as described under the “Outstanding Equity Awards at Fiscal 2009 Year-End” table. This accelerated vesting applies to all awards made under the plans and is not specific to awards made to our named executive officers. The following table summarizes the value of the potential accelerated vesting to each named executive officer.

			Total Value of
	Value of	Value of	Accelerated
	Accelerated	Accelerated	Options and
Name	Stock Options ($)	Stock Awards ($)	Stock Awards ($)

Harold Hughes	5,178,423	1,268,800	6,447,223
Satish Rishi	1,392,702	1,934,822	3,327,524
Thomas R. Lavelle	1,869,702	1,324,822	3,194,524
Sharon E. Holt	2,927,522	836,822	3,764,344
Martin Scott	1,824,302	1,044,222	2,868,524

Compensation of Directors

The following table shows compensation information for our non-employee directors for 2009.

Director Compensation
For Fiscal Year 2009

						Change in
						Pension and
						Value and
	Fees					Non-Qualified
	Earned				Non-Equity	Deferred
	or Paid	Stock		Option	Incentive Plan	Compensation	All Other
	in Cash	Awards(1)		Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)		($)	($)	($)	($)	($)

J. Thomas Bentley	65,000	160,031	(2)	—	—	—	—	225,031
Sunlin Chou	50,000	160,031	(3)	—	—	—	—	210,031
Bruce Dunlevie	65,000	160,031	(4)	—	—	—	—	225,031
P. Michael Farmwald	40,000	160,031	(5)	—	—	—	—	200,031
Penelope A. Herscher	60,000	160,031	(6)	—	—	—	—	220,031
David Shrigley	40,000	160,031	(7)	—	—	—	—	200,031
Abraham Sofaer	49,988 (8)	160,031	(9)	—	—	—	—	210,019
Eric Stang	40,000	160,031	(10)	—	—	—	—	200,031

(1)	Amounts shown do not reflect compensation actually received by the non-employee directors. Instead, the amounts shown are the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions used to calculate the value of stock option awards are set forth under Note 8 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.

(2)	Reflects the compensation costs recognized in 2009 associated with a restricted stock unit award of 9,946 shares of Common stock made on October 1, 2009 with a fair value as of the grant date of $16.09 per share disregarding forfeiture assumptions. Mr. Bentley also had options to purchase an aggregate of 92,917 shares outstanding as of December 31, 2009.

(3)	Reflects the compensation costs recognized in 2009 associated with a restricted stock unit award of 9,946 shares of Common stock made on October 1, 2009 with a fair value as of the grant date of $16.09 per share disregarding forfeiture assumptions. Dr. Chou also had options to purchase an aggregate of 80,000 shares outstanding as of December 31, 2009.

(4)	Reflects the compensation costs recognized in 2009 associated with a restricted stock unit award of 9,946 shares of Common stock made on October 1, 2009 with a fair value as of the grant date of $16.09 per share disregarding forfeiture assumptions. Mr. Dunlevie also had options to purchase an aggregate of 160,000 shares outstanding as of December 31, 2009.

(5)	Reflects the compensation costs recognized in 2009 associated with a restricted stock unit award of 9,946 shares of Common stock made on October 1, 2009 with a fair value as of the grant date of $16.09 per share disregarding forfeiture assumptions. Dr. Farmwald also had options to purchase an aggregate of 100,000 shares outstanding as of December 31, 2009.

(6)	Reflects the compensation costs recognized in 2009 associated with a restricted stock unit award of 9,946 shares of Common stock made on October 1, 2009 with a fair value as of the grant date of $16.09 per share disregarding forfeiture assumptions. Ms. Herscher also had options to purchase an aggregate of 60,000 shares outstanding as of December 31, 2009.

(7)	Reflects the compensation costs recognized in 2009 associated with a restricted stock unit award of 9,946 shares of Common stock made on October 1, 2009 with a fair value as of the grant date of $16.09 per share disregarding forfeiture assumptions. Mr. Shrigley also had options to purchase an aggregate of 60,000 shares outstanding as of December 31, 2009.

(8)	Mr. Sofaer elected to receive 3,361 shares of Common Stock in lieu of board fees for fiscal year 2009. The respective closing values to determine the amount of shares issued were $9.45 on March 31, 2009; $15.47 on June 30, 2009; $17.40 on September 30, 2009; and $24.40 on December 31, 2009.

(9)	Reflects the compensation costs recognized in 2009 associated with a restricted stock unit award of 9,946 shares of Common stock made on October 1, 2009 with a fair value as of the grant date of $16.09 per share disregarding forfeiture assumptions. Mr. Sofaer also had options to purchase an aggregate of 80,000 shares outstanding as of December 31, 2009.

(10)	Reflects the compensation costs recognized in 2009 associated with a restricted stock unit award of 9,946 shares of Common stock made on October 1, 2009 with a fair value as of the grant date of $16.09 per share disregarding forfeiture assumptions. Mr. Stang also had options to purchase an aggregate of 40,000 shares outstanding as of December 31, 2009.

Overview of Compensation and Procedures

No changes were made to our Board pay practices in 2009.

In 2008, as a result of our annual review of Rambus Board pay practices and competitive positioning, changes were recommended and adopted to our Board pay practices. The Compensation Committee reviewed materials from SBCG detailing benchmark and competitive pay practices both within our peer group and across public companies in general. A decision was made to discontinue the annual equity stock option grant and replace this award with an annual RSU equity grant with an approximate fair market value equal to $160,000 at the time of grant. Our decision to denominate the annual RSU grant in terms of value instead of number of shares will help address year over year volatility and provides consistent alignment with our compensation peer group. This revision to the Director Plan acknowledges their commitment of time and consultation and will continue to be benchmarked to industry and peer group compensation practices.

Summary of Director Plan

Annual Retainer.  Each independent director receives an annual retainer of $40,000. The Chairpersons of the Board and Audit Committee each receive an additional annual retainer of $25,000. The Chairperson of the Compensation Committee receives an additional annual retainer of $20,000. The Chairperson of the Nominating Committee continues to receive an additional annual retainer of $10,000. Each annual retainer is paid in quarterly installments. The annual retainers were not increased for 2010.

Annual Equity Grant.  Each independent director receives an annual equity grant of such number of restricted stock units (“RSUs”) with an approximate fair market value equal to $160,000 at the time of grant. This annual equity grant represents a change from the annual equity grant of an option to purchase 20,000 shares of Common Stock which the independent directors previously received in 2008. This change was made after reviewing the market data of our competitors and to reflect the time commitments our independent directors are asked to make to the Company. The RSU grants vest in full at the end of a one-year period, subject to the independent director continuing to serve through each applicable vesting date. If the director discontinues service prior to the vesting of any RSU grant, the Compensation Committee may, in its discretion, permit such grant to vest pro rata for the portion of the year during which such director served.

Initial Equity Grant.  Each independent director continues to receive an initial option to purchase 40,000 shares of Common Stock when he or she is first elected as a member of the Board. The term of such options will not exceed ten years. The option grants vest over a four-year period, with one-eighth of shares subject to the option vesting six months after the date of grant and the remaining shares vesting ratably each month thereafter, subject to the independent director continuing to serve through each applicable vesting date.

Awards granted to the independent directors under the Incentive Plan are generally not transferable, and all rights with respect to an award granted to a director or participant generally will be available during a director or participant’s lifetime only to the director or participant.

Each of the options granted to our independent directors was issued under the 1997 Plan or the 2006 Equity Incentive Plan, which are plans that are available to all of our employees. As described under “Outstanding Equity

Awards at Fiscal Year-End,” the 1997 Plan provides for certain acceleration upon a “merger” of the Company, as defined under the 1997 Plan, and the 2006 Equity Incentive Plan provides for certain acceleration upon a “change of control” of the Company, as defined under the 2006 Equity Incentive Plan. In addition, with respect to options and any other equity awards granted to non-employee directors that are assumed or substituted for upon a change of control under the Incentive Plan, if the non-employee director is terminated other than upon a voluntary resignation, the options and other equity awards granted to such non-employee director will fully vest and be exercisable with respect to 100% of the shares subject to such options and other equity awards.

Pursuant to stock ownership guidelines adopted by the Board in October 2006, each independent director will be expected to accumulate and hold an equivalent value of our Common Stock of two times their annual total cash compensation and to achieve this within five years from January 1, 2007 or the date that the director joined the Board, whichever is later. Directors are expected to maintain this minimum amount of stock ownership throughout their tenure on the Board. As of December 31, 2009, all of our directors met their ownership requirements.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2009, no interlocking relationship existed between any member of our Compensation Committee and any member of any other company’s board of directors or Compensation Committee, nor has any such interlocking relationship existed in the past. During fiscal year 2009, no member of the Compensation Committee was, or was formerly, an officer or an employee of ours.

AUDIT COMMITTEE REPORT

This section shall not be deemed to be “soliciting material,” or to be “filed” with the SEC, is not subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, and is not to be incorporated by reference into any filing of Rambus under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, regardless of date or any other general incorporation language in such filing.

Report of the Audit Committee	The following is the report of the Audit Committee of our Board of Directors with respect to our audited financial statements for the fiscal year ended December 31, 2009, which include our consolidated balance sheets as of December 31, 2009 and 2008 and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the fiscal years ended December 31, 2009, December 31, 2008 and December 31, 2007, and the notes thereto.

Review with Management	The Audit Committee has reviewed and discussed our audited financial statements and management’s report on internal control over financial reporting with management.

Review and Discussions with the Independent Registered Public Accounting Firm	The Audit Committee has discussed with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has also received written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with us concerning independence, as may be modified or supplemented, and has discussed with PricewaterhouseCoopers LLP its independence from us.

Conclusion	Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the SEC.

Respectfully submitted by:	THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
J. Thomas Bentley (Chair) Abraham D. Sofaer Eric Stang

PERFORMANCE GRAPH

The following graph compares the cumulative total return to stockholders on our Common Stock with the cumulative total return of the Nasdaq Composite Index and the RDG Semiconductor Composite Index through December 31, 2009. The graph assumes that $100 was invested on December 31, 2004, in our Common Stock, the Nasdaq Composite Index, and the RDG Semiconductor Composite Index, including reinvestment of dividends. No dividends have been declared or paid on our common stock. Historic stock price performance is not necessarily indicative of future stock price performance.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
Among Rambus Inc., The NASDAQ Composite Index
And The RDG Semiconductor Composite Index

*	$100 invested on 12/31/04 in stock or index, including reinvestment of dividends. Fiscal year ending December 31.

Fiscal years ending:

	12/04	12/05	12/06	12/07	12/08	12/09
Rambus Inc.	100.00	70.39	82.30	91.04	69.22	106.09
NASDAQ Composite	100.00	101.33	114.01	123.71	73.11	105.61
RDG Semiconductor Composite	100.00	111.52	105.29	118.19	59.74	87.55

The stock price performance included in this graph is not necessarily indicative of future stock price performance.

OTHER MATTERS

The Board does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented or otherwise allowed to be considered at the Annual Meeting, the persons named in the enclosed proxy will have discretion to vote shares they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. You are, therefore, urged to execute and return, at your earliest convenience, the accompanying proxy card in the envelope which has been enclosed.

BY ORDER OF THE BOARD OF DIRECTORS

Los Altos, California
March 18, 2010

ATTN: SECRETARY 4440 EL CAMINO REAL LOS ALTOS, CA 94022

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 28, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 28, 2010. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M20483-P90958	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

RAMBUS INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of Class I Directors Nominees: 01) Sunlin Chou, Ph.D.	☐	☐	☐
02) Bruce Dunlevie 03) Mark Horowitz, Ph.D. 04) Harold Hughes 05) Abraham D. Sofaer

		For	Against	Abstain

2.	Ratification of PricewaterhouseCoopers LLP as independent registered accounting firm of the Company for the fiscal year ending December 31, 2010.	☐	☐	☐

Please sign exactly as your name appears above.

When shares are registered in the names of two or more persons, whether as joint tenants, as community property or otherwise, both all of such persons should sign. When signing as attorney, executor, administrator, trustee, guardian or in another fiduciary capacity, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized person. If a partnership, please sign in partnership’s name by authorized perosn.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ANNUAL MEETING OF STOCKHOLDERS APRIL 29, 2010
9:00 a.m., local time
Crowne Plaza Cabana Hotel
4290 El Camino Real
Palo Alto, California 94306
Directions to the Crowne Plaza Cabana Hotel:
From San Francisco Airport (~20 miles) or 101 North:
Head South on 101 for about 15 miles. Take the San Antonio Road South exit. Go approximately 3 miles to El Camino Real. Turn right onto El Camino Real and proceed 3 blocks. The hotel is on your left side.
From San Jose Airport (~12 miles) or 101 South:
Head North on 101 for about 8 miles. Take the San Antonio Road South exit. Go approximately 3 miles to El Camino Real. Turn right onto El Camino Real and proceed 3 blocks. The hotel is on your left side.
From 280 North or South:
Take the El Monte exit to Foothill Expressway and turn left onto Foothill Expressway. At the next light, San Antonio Road, turn right. Go approximately 3 miles, then turn left onto El Camino Real. Proceed 3 blocks. The hotel is on your left side.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report to Shareholders and 10-K Combo document are available at
www.proxyvote.com.

M20484-P90958
Rambus Inc.
PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 29, 2010.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF RAMBUS INC.
The undersigned stockholder of Rambus Inc., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement, each dated March 18, 2010, and hereby appoints Harold Hughes and Thomas R. Lavelle, and each of them as proxies and attorneys-in-fact, each with full power of substitution to represent the undersigned at the Annual Meeting of Stockholders of Rambus Inc. to be held on April 29, 2010 at 9:00 a.m. local time, at the Crowne Plaza Cabana Hotel, 4290 El Camino Real, Palo Alto, California 94306, and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company held of record by the undersigned as hereinafter specified upon the proposals listed on the reverse side.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS ON THE REVERSE SIDE AND, AS THE PROXIES DEEM ADVISABLE, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR MAY OTHERWISE BE ALLOWED TO BE CONSIDERED AT THE MEETING.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS OUTLINED ON THE REVERSE SIDE.
IN ORDER TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING OF STOCKHOLDERS, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

SEE REVERSE	SEE REVERSE
SIDE	SIDE
CONTINUED AND TO BE SIGNED ON REVERSE SIDE